EXHIBIT 2.1

_________________________________________________________________________________________
ARRANGEMENT AGREEMENT
BY AND BETWEEN
STELCO HOLDINGS INC.
13421422 CANADA INC.
AND
CLEVELAND-CLIFFS INC.
JULY 14, 2024
_________________________________________________________________________________________

i

ii

EXHIBITS
Exhibit A –	Arrangement Resolution	A-1
Exhibit B –	Plan of Arrangement	B-1

iii

ARRANGEMENT AGREEMENT
This ARRANGEMENT AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of July, 2024 by and between Stelco Holdings Inc., a Canadian corporation (the “Company”), 13421422 Canada Inc., a Canadian corporation (“Purchaser”) and Cleveland-Cliffs Inc., an Ohio corporation (“Parent”). The Company, Parent and Purchaser are sometimes referred to in this Agreement as a “party” and collectively as the “parties.”
RECITALS
WHEREAS, the parties intend that, pursuant to a plan of arrangement (the “Arrangement”) under Section 192 of the CBCA, among other things, Purchaser shall acquire all of the Shares.
WHEREAS, the Special Committee, after receiving outside legal and financial advice, has (a) determined that it is advisable and in the best interests of the Company to enter into this Agreement, (b) recommended to the Board that the Board approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (c) recommended to the Board that the Board recommend approval of the Arrangement by the Company Shareholders.
WHEREAS, the Board has (a) determined that the Arrangement is fair to the Company Shareholders, (b) determined that it is advisable and in the best interests of the Company to enter into this Agreement, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (d) resolved to recommend approval of the Arrangement by the Company Shareholders.
WHEREAS, the Company has agreed upon the terms and subject to the conditions set forth herein (a) to submit the Arrangement Resolution to the Company Shareholders for approval at the Company Meeting and (b) to submit the Arrangement to the Court for approval.
WHEREAS, the board of directors of each of Purchaser and Parent has approved this Agreement and declared it advisable for Purchaser and Parent, respectively, to enter into this Agreement.
WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe certain conditions to the Arrangement, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“2017 Support Agreement” has the meaning set forth in Section 3.17(f).
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing provisions, including standstill provisions, no less favourable to the Company in any material respect than those contained in the Confidentiality Agreement.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person or Persons acting jointly or in concert (other than Purchaser or its Affiliates) relating to (a) any direct or indirect acquisition, purchase, sale or disposition, in a single transaction or series of related transactions (by amalgamation, merger, plan of arrangement, or otherwise), of (i) businesses or assets (including equity interests of Subsidiaries) with a fair market value equal to 20% or more of the fair market value of, or that constitutes 20% or more of the revenue or assets of, the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding Shares, (b) any direct or indirect tender offer, take-over bid, exchange offer or issuance that if consummated would result in such Person or Persons beneficially owning 20% or more of the outstanding Shares, or (c) any amalgamation, merger, plan of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that if consummated would result in such Person or Persons beneficially owning (i) businesses or assets (including equity interests of Subsidiaries) with a fair market value equal to 20% or more of the fair market value of, or that constitutes 20% or more of the revenue or assets of, the Company and its Subsidiaries, taken as a whole, (ii) 20% or more of the outstanding Shares or (iii) in the case of such a transaction involving the Company (as opposed to its Subsidiaries) in which the Company is not the surviving entity, 20% or more of the total voting power of such surviving entity.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 6.8(c).
“Anticorruption Laws” means the Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and any other anti-bribery or anticorruption Law in any jurisdiction applicable to the Company and its Subsidiaries.
“Anti-Spam Laws” means all applicable laws regulating the sending of commercial or promotional messages by email, text or SMS message or other direct electronic means, including the CAN-SPAM Act and the Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, and all regulations promulgated thereunder, in each case as amended, supplemented or replaced from time to time.
“Arrangement” has the meaning set forth in the Recitals.
“Arrangement Resolution” means a special resolution, substantially in the form of Exhibit A hereto.
“Articles of Arrangement” has the meaning set forth in Section 2.2(d).
“Board” means the Board of Directors of the Company.
“Business Day” means any day other than the days on which banks in New York, New York, Cleveland, Ohio or Toronto, Ontario are required or authorized to close.
“Canadian Securities Administrators” has the meaning set forth in Section 3.10.
“Canadian Securities Laws” means the Canadian provincial or territorial securities laws and the rules, regulations and published policies thereunder.
“CBCA” means the Canada Business Corporations Act.
“CCAA Proceeding” has the meaning set forth in Section 3.31.
“Change” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Section 1.1.
“Closing” has the meaning set forth in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any Person duly authorized to perform duties on behalf of the Commissioner of Competition.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” has the meaning set forth in Section 3.17(a).
“Company Circular” has the meaning set forth in Section 3.10.
“Company Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 18, 2021, by and among Stelco Inc., as borrower, Wells Fargo Capital Finance Corporation Canada, as administrative agent, and the lenders identified therein, as lenders, as amended by a first amendment and consent to the second amended and restated credit agreement dated as of June 20, 2024, as the same may be further amended or amended and restated from time-to-time.
“Company DSU” means a deferred share unit granted pursuant to the Company DSU Plan.

“Company DSU Plan” means the Company Deferred Share Unit Plan for non-executive directors of the Company, approved by the Company on May 25, 2018, as amended.
“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.
“Company Employees” means any current, former or retired director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries.
“Company Inventory Monetization Agreement” means the amended and restated inventory monetization agreement between Stelco Inc. and J. Aron & Company LLC dated February 25, 2022, as amended January 20, 2023 and December 31, 2023, as further amended or supplemented from time to time.
“Company IT Systems” means those computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, and other information technology systems, owned, used or held for use, by or on behalf of the Company or any of its Subsidiaries.
“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Subsidiary thereof leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Company LTIP” means the Company Long Term Incentive Plan for officers and employees of the Company or any of its Subsidiaries, approved by the Company on May 25, 2018, as amended.
“Company Material Adverse Effect” means any effect, fact, development, circumstance, event, occurrence or change (each, a “Change”) that, together with all other Changes, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) Changes in general economic or political conditions or in the financial, credit or securities markets in Canada or the United States; (b) Changes generally affecting the industries in which the Company and its Subsidiaries operate; (c) failure of the Company to meet internal or external projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded); (d) Changes in the price or trading volume of the Shares in and of itself (provided that the underlying causes of such Changes shall not be excluded); (e) Changes that result from the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser or any of its Affiliates as the acquiror of the Company, including the loss of employees or customers (other than for purposes of any representation or warranty addressing the effect of the announcement, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement); (f) compliance with the express terms of, or the taking of any action expressly required or contemplated by, this Agreement (other than for purposes of any representation or warranty addressing the effect of the announcement, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement) or actions taken (or omitted to be taken) upon the written request of Purchaser or Parent; (g) acts of terrorism or war; (h) Changes resulting from epidemics, pandemics, disease outbreak, other health crisis or public health event; (i) Changes in IFRS or the authoritative interpretation thereof after the date hereof; (j) Changes in Law or the authoritative interpretation thereof after the date hereof; or (k) Changes in currency exchange or interest rates, except, in the case of clauses (a), (b), (g), (h), (i), (j) and (k), to the extent such Changes referred to therein have or would be reasonably expected to have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.
“Company Meeting” has the meaning set forth in Section 6.1(a).
“Company Option” means a stock option granted pursuant to the Company LTIP.
“Company PSU” means a performance share unit granted pursuant to the Company LTIP.
“Company Registered IP” means the Registered IP owned by the Company or any of its Subsidiaries.
“Company Related Parties” has the meaning set forth in Section 8.2(f).
“Company Regulations” means the Ontario Regulation 255/17 made under the Pension Benefits Act (Ontario), as amended from time to time.
“Company Reports” has the meaning set forth in Section 3.7(a).
“Company RSU” means a restricted share unit granted pursuant to the Company LTIP.

“Company SAR” means a stock appreciation right granted pursuant to the Company LTIP.
“Company Securities” has the meaning set forth in Section 3.5(b).
“Company Shareholder” means a registered and/or beneficial holder of Shares and, where the context so provides, includes joint holders of such Shares.
“Compensated Absences Plan” means the Compensated Absences Plan of the Company as more particularly described in the Company Reports.
“Competition Act” means the Competition Act (Canada), RSC 1985, c C-34.
“Competition Act Approval” means the occurrence of one or more of the following: (i) Purchaser has received an advance ruling certificate under subsection 102(1) of the Competition Act; or (ii) both (A) the applicable waiting period under subsection 123(1) of the Competition Act, and any extension thereof, has expired or been terminated under subsection 123(2) of the Competition Act, or the obligation to notify the Commissioner in respect of the transactions contemplated hereby under Part IX of the Competition Act has been waived pursuant to paragraph 113(c) of the Competition Act, and (B) unless waived by Purchaser or Parent, Purchaser has received a letter from the Commissioner indicating that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated hereby and such letter remains in full force and effect.
“Confidentiality Agreement” means, collectively, the confidentiality agreement by and between the Company and Parent dated June 25, 2024 and the clean team agreement by and between the Company and Parent dated July 8, 2024.
“Consideration” means, in respect of each Share, 0.454 of a Parent Share and $60.00 in cash.
“Consideration Shares” means the Parent Shares to be issued as Consideration or delivered to holders of Company DSUs, Company RSUs and Company SARs, in each case, pursuant to the Arrangement.
“Contract” has the meaning set forth in Section 3.4.
“Court” means the Ontario Superior Court of Justice (Commercial List) located in the City of Toronto.
“Current Employee” has the meaning set forth in Section 6.7(a).
“Current Policy” has the meaning set forth in Section 6.5(b).
“Damages” has the meaning set forth in Section 6.5(a).
“Data Security Incident” means any loss or theft of, corruption of, unauthorized access to, or unauthorized use, disclosure or deletion of, confidential information or Personal Information of the Company or any of its Subsidiaries or any other attack or security incident materially adversely affecting Company IT Systems.
“Debt Commitment Letter” has the meaning set forth in Section 4.13(a).
“Debt Financing” has the meaning set forth in Section 4.13(a).
“Debt Financing Commitments” has the meaning set forth in Section 4.13(a).
“Debt Financing Sources” means the entities that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the parties to any Debt Commitment Letter and any joinder agreements relating thereto and their respective successors and assigns.
“Debt Financing Sources Related Party” means the Debt Financing Sources, together with their respective Affiliates, and the respective directors, officers, employees, agents, advisors, other Representatives and successors of any Debt Financing Sources and their respective Affiliates.
“Depositary” means Computershare Investor Services Inc. or a bank or trust company selected by Purchaser in its reasonable discretion and reasonably acceptable to the Company, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the parties.
“Director” has the meaning set forth in Section 2.2(d).

“Dissent Rights” has the meaning set forth in Section 2.3(e).
“Effective Date” means the date upon which the Arrangement becomes effective, as set out in the Plan of Arrangement.
“Effective Time” has the meaning ascribed to such term in the Plan of Arrangement.
“ELHT” means “employee life and health trust” as that term is defined in subsection 248(1) of the ITA.
“End Date” has the meaning set forth in Section 8.1(b)(i).
“Enforceability Exceptions” means (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles, whether enforceability is considered in a proceeding at law or equity.
“Enforcement Expenses” has the meaning set forth in Section 8.2(e).
“Environmental Framework Agreements” means (i) the Framework Agreement Concerning Environmental Issues at the Hamilton Works and Lake Erie Works Lands between His Majesty the King in Right of Ontario (as represented by the Minister of the Environment and Climate Change), Stelco Inc., Bedrock Industries Canada L.P., and Bedrock Industries Canada GP LLC dated June 30, 2017, and (ii) the Framework Agreement Concerning Environmental Issues at the Hamilton Works and Lake Erie Works Lands between His Majesty the King in Right of Ontario (as represented by the Minister of the Environment and Climate Change), Legacy Lands Limited Partnership and Legacy Lands GP Inc. dated June 30, 2017, both as amended and assigned.
“Environmental Laws” means all Laws that (a) regulate or relate to pollution, the protection or clean-up of the environment, occupational or public safety and health, greenhouse gas emissions, or the manufacture, use, treatment, storage, import, export, transportation, handling, recycling, disposal or release of Hazardous Materials or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief) or standards of care with respect to any of the foregoing.
“Environmental Permit” means any Permit required under any applicable Environmental Law.
“ERISA” has the meaning set forth in Section 3.17(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Expense Reimbursement” has the meaning set forth in Section 8.2(c).
“Final Order” has the meaning set forth in Section 2.2(c).
“Financial Advisors” has the meaning set forth in Section 3.26.
“Financing Documents” has the meaning set forth in Section 6.8(d).
“Funding Obligations” has the meaning set forth in Section 4.13(b).
“Governmental Authority” means any nation or government or any agency, public or regulatory authority, taxing authority, self-regulatory organization (including stock exchanges), instrumentality, department, commission, court, arbitrator (public or private), ministry, tribunal or board of any nation, government or political subdivision or delegated authority thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.
“Hazardous Materials” means any pollutant or contaminant, any toxic, reactive, corrosive, ignitable, flammable or hazardous substance, material or waste, whether solid, liquid or gas, or any substance that is listed, regulated or prohibited or for which liability or standards of care are imposed under any Environmental Law, including petroleum or petroleum-based products (including crude oil or any fraction thereof), volatile organic compounds, per-and polyfluoroalkyl substances, asbestos, radioactive materials and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means that the waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act, and any contractual timing commitments with Governmental Authorities related thereto shall have expired or shall have otherwise been terminated.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted in Canada.
“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situated on, in, under, over or forming part of, any real property.
“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties (including prepayment penalties), fees and premiums) of such Person (without duplication) (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases (in accordance with IFRS), (e) in respect of outstanding letters of credit and bankers’ acceptances, but only to the extent drawn, (f) for Contracts relating to interest rate protection, swap agreements and collar agreements, and (g) under all guarantees with respect to indebtedness of another Person of a type described in clauses (a) through (f) above, whether as obligor, guarantor or otherwise.
“Indemnified Person” has the meaning set forth in Section 6.5(a).
“Intellectual Property” means all intellectual property and related rights, including any and all of the following: trademarks, service marks, trade names, brand names, logos, trade dress and other designations of source or origin (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals, divisionals, provisionals, extensions and applications for any of the foregoing); designs and industrial designs (including any registrations and applications therefor and whether registered or unregistered); copyrights (including any registrations and applications therefor and whether registered or unregistered) and works of authorship; Internet domain names; rights in computer programs and software (including source code, object code and executables) and documentation related thereto; rights in data and databases; trade secrets and other confidential information, including know-how, technology, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies, industrial property rights, research and development information and business plans.
“Interim Order” has the meaning set forth in Section 2.2(a).
“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c.28 (1st Supp.).
“Investment Canada Act Approval” means that (a) Purchaser or Parent shall have either received a notice from the responsible Minister under the Investment Canada Act that such Minister is satisfied that the transactions contemplated hereby are likely to be of net benefit to Canada or the Minister shall be deemed to be satisfied that the transactions contemplated hereby are likely to be of net benefit to Canada, and (b) there shall not be any Law in effect under the Investment Canada Act that prohibits the completion of the transactions contemplated by this Agreement.
“ITA” means the Income Tax Act (Canada).
“Knowledge” means (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to Purchaser and Parent, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(b) of the Purchaser Disclosure Letter.
“Lands” means all real property that the Company or a Subsidiary thereof owns, leases or in which it otherwise has an interest, including the Owned Lands, together with all easements, rights-of-way and interests appurtenant to them.
“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, in each case, of a Governmental Authority.
“League Approvals” means the approvals of any League and/or its applicable Affiliate, governing bodies or commissioner that are required to be obtained in respect of the change of control of the Company contemplated by this Agreement, including as set forth in Section 1.1(b) of the Company Disclosure Letter.
“Leagues” means, collectively, the Canadian Football League and the Canadian Premier League, and "League" means any one of them.
“Leased Real Property” means Lands that are the subject of a Company Lease.
“Legacy Retiree Agreement” has the meaning set forth in Section 3.17(f).
“Legal Proceedings” has the meaning set forth in Section 9.14.

“Liens” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset.
“Main Pension Plans” means the registered pension plans defined as “main pension plans” under subsection 2(1) of the Company Regulations.
“Malicious Code” has the meaning set forth in Section 3.19(j).
“Material Contract” has the meaning set forth in Section 3.30(a).
“Member Club” means (i) in respect of the Hamilton Tiger-Cats Football Club and the Canadian Football League, Hamilton Sports Group Partnership, and (ii) in respect of the Forge FC and the Canadian Premier League, HTCFC Holdings ULC.
“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.
“New Benefit Plans” means a Company Benefit Plan other than any of the Main Pension Plans and the ELHTs.
“New Pension Plan” means the registered pension plans defined as “new pension plans” under subsection 2(1) of the Company Regulations.
“Notice Period” has the meaning set forth in Section 6.4(d)(i).
“NYSE” means the New York Stock Exchange.
“OPEB Benefits” has the meaning set forth in Section 3.17(d).
“OPEB ELHTs” means, collectively, the United Steelworkers Union –Local 8782 Employee Life and HealthTrust, the United Steelworkers Union –Local 1005 Employee Life and Health Trust, and the Stelco Non-USW Retiree Life and Health Trust.
“OPEB Funding Agreement” means the amended and restated OPEB funding agreement between the OPEB ELHTs and Stelco Inc., dated as of June 5, 2018, as amended June 21, 2024.
“OPEB Tax Savings Payments” has the meaning set forth in Section 3.17(f).
“Organizational Documents” has the meaning set forth in Section 2.3(d).
“Owned Lands” means the Lands owned by the Company or any of its Subsidiaries.
“Owned Real Property” means, collectively, the Owned Lands and the Improvements thereon.
“Parent” has the meaning set forth in the Preamble.
“Parent Credit Agreement” means that certain Asset-Based Revolving Credit Agreement, dated as of March 13, 2020, by and among Parent, as parent and a borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (as amended by that certain First Amendment to Asset-Based Revolving Credit Agreement, dated March 27, 2020, as further amended by that certain Second Amendment to Asset-Based Revolving Credit Agreement, dated December 9, 2020, as further amended by that certain Third Amendment to Asset-Based Revolving Credit Agreement, dated December 17, 2021, as further amended by that certain Fourth Amendment to Asset-Based Revolving Credit Agreement, dated June 9, 2023 and as further amended, restated, amended and restated, supplemented, replaced or otherwise modified (x) from time to time through the Effective Date and (y) after the Effective Date to the extent contemplated by the Debt Commitment Letter).
“Parent Material Adverse Effect” means any Change that, together with all other Changes, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: (a) Changes in general economic or political conditions or in the financial, credit or securities markets in Canada or the United States; (b) Changes generally affecting the industries in which Parent and its Subsidiaries operate; (c) failure of Parent to meet internal or external projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded); (d) Changes in the price or trading volume of the Parent Shares in and of itself (provided that the underlying causes of such Changes shall not be excluded); (e) Changes that result from the announcement of this Agreement or the transactions contemplated hereby or the identity of

Purchaser or any of its Affiliates as the acquiror of the Company, including the loss of employees or customers (other than for purposes of any representation or warranty addressing the effect of the announcement, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement); (f) compliance with the express terms of, or the taking of any action expressly required or contemplated by, this Agreement (other than for purposes of any representation or warranty addressing the effect of the announcement, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement); (g) acts of terrorism or war; (h) Changes resulting from epidemics, pandemics, disease outbreak, other health crisis or public health event; (i) Changes in IFRS or U.S. GAAP or the authoritative interpretation thereof after the date hereof; (j) Changes in Law or the authoritative interpretation thereof after the date hereof; or (k) Changes in currency exchange or interest rates, except, in the case of clauses (a), (b), (g), (h), (i), (j) and (k), to the extent such Changes referred to therein have or would be reasonably expected to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate.
“Parent Permits” has the meaning set forth in Section 4.17.
“Parent Reports” has the meaning set forth in Section 4.9(a).
“Parent Shares” means the shares of common stock, US$0.125 par value per share, of Parent.
“party” or “parties” has the meaning set forth in the Preamble.
“Payoff Letter” has the meaning set forth in Section 6.9.
“Pension Agreement” means the pension agreement entered into by and between Bedrock Industries Canada L.P., the Company, the Financial Services Regulatory Authority of Ontario (formerly the Financial Services Commission of Ontario) and His Majesty the King in right of Ontario as represented by the Ministry of Finance (Ontario), dated as of June 30, 2017, as amended January 31, 2023.
“Permits” means any licenses, franchises, permits, waivers, notices, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to, or necessary for the ownership of the assets or conduct of the business of, the Company or its Subsidiaries.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Liens or security interests arising in the ordinary course of business that are not material, individually or in the aggregate; (c) Liens imposed by applicable Law with respect to real property and improvements that arise in the ordinary course of business and do not materially impair, individually or in the aggregate, the existing use of the subject real property and improvements; (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations arising in the ordinary course of business, that are not material, individually or in the aggregate; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case arising in the ordinary course of business that are not material, individually or in the aggregate; (f) easements, covenants and rights of way of record and other similar restrictions of record, and zoning, building and other similar restrictions, provided that, in each case, they are complied with and do not, individually or in the aggregate, materially adversely affect (i) the operation of the business carried on by the Company and its Subsidiaries or the continued use of the Real Property to which they relate, after Closing, on substantially the same basis as the business is currently being operated and such Real Property is currently being used; or (ii) the marketability of such Real Property; (g) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company Report filed prior to the date hereof; (h) non-exclusive licenses of Intellectual Property entered into with customers in the ordinary course of business; (i) any other Liens that do not secure a liquidated amount or debt for borrowed money, that have been incurred or suffered in the ordinary course of business and that could not, individually or in the aggregate, have a material effect on the Company and its Subsidiaries, taken as a whole; and (j) Liens that secure Indebtedness and/or other obligations owing under the Contracts set out in Section 1.1(c) of the Company Disclosure Letter.
“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
“Personal Information” means any information about an identifiable individual, where an individual is considered identifiable if they can be identified from the information alone or when combined with other information.
“Plan of Arrangement” has the meaning set forth in Section 2.2(c).
“Plan of Compromise or Arrangement” has the meaning set forth in Section 3.31(b).

“Preferred Shares” has the meaning set forth in Section 3.5(a).
“Privacy and Security Requirements” means all (i) applicable Privacy Laws; and (ii) privacy policies, data security policies, privacy notices and consent forms of the Company and each Subsidiary, as applicable, relating to the collection, use, disclosure and protection of Personal Information.
“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable Law governing the collection, use, disclosure or protection of Personal Information.
“Proceeding” has the meaning set forth in Section 3.15.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Disclosure Letter” has the meaning set forth in the preamble to Article IV.
“Purchaser Plan” has the meaning set forth in Section 6.7(b).
“Purchaser Related Parties” has the meaning set forth in Section 8.3(e).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Recommendation” has the meaning set forth in Section 6.1(a).
“Recommendation Withdrawal” has the meaning set forth in Section 6.4(d).
“Registered IP” means, in respect of each country and jurisdiction, any and all applications and registrations for Intellectual Property, including any (a) patents and applications for patents, (b) registered trademarks and service marks and applications to register trademarks and service marks (including intent-to-use applications), (c) registered copyrights and applications for copyrights, (d) registered industrial designs and applications for designs, (e) registered mask works and applications to register mask works and (f) domain name registrations and social media account identifiers.
“Regulatory Approvals” means the SIF Approval, the Competition Act Approval, the HSR Approval and the Investment Canada Act Approval.
“Regulatory Termination Fee” means $131,000,000.
“Regulatory Termination Fee Event” has the meaning set forth in Section 8.3(b).
“Reimbursement Obligations” has the meaning set forth in Section 6.8(g).
“Reorganization Transaction” has the meaning set forth in Section 6.13(a).
“Representatives” has the meaning set forth in Section 6.4(a).
“Required Funds” has the meaning set forth in Section 4.13(b).
“Required Information” has the meaning set forth in Section 6.8(e)(i).
“Requisite Vote” has the meaning set forth in Section 2.3(b).
“Restraint” has the meaning set forth in Section 7.1(d).
“Restricted Parties” has the meaning set forth in Section 3.18(f)(i).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means, collectively, the Securities Act, the Exchange Act and Canadian Securities Laws.
“Series A Preferred Stock” has the meaning set forth in Section 4.5.

“Series B Preferred Stock” has the meaning set forth in Section 4.5.
“Shares” means the issued and outstanding common shares in the capital of the Company.
“SIF Agreement” means the strategic innovation fund agreement between His Majesty the King in Right of Canada as represented by the Minister of Industry, Stelco Inc., as the recipient, and the Company, as guarantor, effective as of October 23, 2019, as amended November 26, 2020, in respect of the partially repayable contribution by the Minister of Industry to support the steel and aluminium industries by funding certain eligible costs of the Stelco Hamilton Works and Lake Erie Works Plan Modernization Project.
“SIF Approval” means (i) the written consent required to be obtained from the Canadian Minister of Innovation, Science and Industry in respect of the change of control of the Company contemplated by this Agreement under Section 10.2 of the SIF Agreement or (ii) the approval by the Canadian Minister of Innovation, Science and Industry to otherwise terminate the SIF Agreement on or before the Effective Date, in the case of either (i) or (ii) on terms satisfactory to Purchaser, acting reasonably; provided that the requirement to repay amounts owing in accordance with the terms of the SIF Agreement shall be deemed to be satisfactory to Purchaser, acting reasonably.
“Special Committee” means the special committee of independent directors of the Company.
“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, (a) securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions or (b) more than 50% of the equity interests of the second Person.
“Superior Proposal” means a bona fide written Acquisition Proposal that the Board in good faith determines (after consultation with its outside counsel and financial advisors) (a) is more favourable from a financial point of view to the Company Shareholders (solely in their capacities as Company Shareholders) than the Arrangement and is reasonably capable of being consummated in accordance with its terms, in each case after taking into account all other relevant factors permitted by applicable Law (including regulatory, legal, financing, timing and other factors, all conditions included in such Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal) and (b) is not subject to any diligence, access or financing condition; provided, that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “all or substantially all” with respect to the revenue or assets of, the Company and its Subsidiaries, taken as a whole, or “100%” with respect to the Shares, as applicable.
“Supporting Shareholders” means all directors and certain executive officers of the Company (including Alan Kestenbaum and entities controlled by him), LG Bedrock Holdings LP and Hamblin Watsa Investment Counsel Ltd.
“Tax” means (i) any and all national, supranational, federal, provincial, state, territorial, regional, local or municipal and other taxes, levies, premiums, excises, fees, assessments, imposts, duties, and other charges of any kind whatsoever imposed, assessed, or collected by a Governmental Authority, whether disputed or not, including taxes imposed on, measured by, or referred to as gross or net income, franchise, profits, receipts, gains, windfalls, capital, production, recapture, ad valorem, value added, capital gains, sales, goods and services, harmonized sales, provincial sales, Quebec sales, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), government pension plan premiums or contributions, employment insurance premiums, unemployment, health, employee health, employer health, worker’s compensation, education, utility, severance, disability, excise, stamp, documentary, registration, environmental, alternative or add-on minimum, occupation, premium, transfer, land transfer and estimated taxes and customs duties, (ii) any requirement to pay or repay any amount to a Governmental Authority in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, or (iii) any interest, fines, assessments, penalties or additions imposed in connection with or with respect to amounts described in (i) or (ii).
“Tax Return” means any return, declaration, election, form, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds, any information returns, any declaration of estimated Taxes and any amendments, supplements, or schedules to any of the foregoing.
“Tax Savings Agreement” means the tax savings agreement between Stelco Inc., His Majesty The King in right of Ontario, Stelco Inc. in its capacity as administrator of the Main Pension Plans and the OPEB ELHTs, dated June 30, 2017.
“Termination Fee” means $100,000,000.
“Total Annual OPEB Benefit Payments” has the meaning set forth in Section 3.17(f).
“Transaction Documents” means collectively, this Agreement, the Plan of Arrangement and any agreement or document contemplated to be delivered hereby or thereby other than the Voting Agreements.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.
“TSX” means The Toronto Stock Exchange.
“U.S. GAAP” means U.S. generally accepted accounting principles.
“Voting Agreements” means the voting support agreements dated the date hereof and made between Purchaser, Parent and the Supporting Shareholders setting forth the terms and conditions on which the Supporting Shareholders have agreed, among other things, to vote their Shares in favour of the Arrangement Resolution.
Section 1.2    Other Definitional and Interpretive Provision.
(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(c)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)Any reference in a particular Section of the Company Disclosure Letter or Purchaser Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company or Parent and Purchaser, as applicable, that are contained in the corresponding Section of this Agreement and (ii) all other representations, warranties and covenants of the Company or Parent and Purchaser, as applicable, that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be reasonably apparent based on the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection. The listing of any matter on the Company Disclosure Letter or Purchaser Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent and Purchaser, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent and Purchaser, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter or Purchaser Disclosure Letter relating to any possible breach or violation by the Company or Parent and Purchaser, as applicable, of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. All disclosures in the Company Disclosure Letter or Purchaser Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissible against any party by any Person who is not a party, or give rise to any claim or benefit to any Person who is not a party.
(e)Unless the context otherwise requires, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(f)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(g)The use of the word “or” shall not be exclusive unless expressly indicated otherwise.
(h)Any reference to a party to this Agreement or a party to any other agreement or document contemplated hereby shall include such Person’s successors and permitted assigns.
(i)Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of Canada.
(j)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.
(k)A reference to any Contract shall include any modification, amendment or restatement thereof; provided, that with respect to any representation or warranty contained in this Agreement, such reference shall mean the Contract, as modified, amended or restated as of the date that such representation or warranty is made.

(l)If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
(m)The phrases “made available” and “delivered,” when used in reference to anything made available to Purchaser prior to the execution of this Agreement, shall be deemed to mean uploaded to and made available to Purchaser in the online data room hosted on behalf of the Company under the name “Project Excelsior” or by email to Purchaser or its counsel at the email addresses specified in Section 9.1, in each case, prior to 12:00 P.M. (Toronto time) on the date before the date of this Agreement.
(n)References to time are to local time in Toronto, Ontario, and when computing any time period in this Agreement, the following rules shall apply:
(i)the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and
(ii)if such time period is not a number of Business Days, any day that is not a Business Day shall be included in the calculation of the time period; provided, however, if the day of the deadline or expiry of the time period falls on a day that is not a Business Day, the deadline or time period shall be extended to the next Business Day.
ARTICLE II
THE ARRANGEMENT
Section 2.1    Arrangement. The Company and Purchaser agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.
Section 2.2    Implementation Steps by the Company.
(a)As soon as reasonably practicable following the date hereof, but in any event no later than August 19, 2024, the Company will apply, in a manner reasonably acceptable to Purchaser, to the Court under Section 192 of the CBCA for approval of the Arrangement and bring a motion within that Application for an interim order (as such interim order may be amended, modified, varied or supplemented with the consent of both the Company and Purchaser, the “Interim Order”) in respect of the Arrangement, as contemplated by Section 2.3, and will prepare, file and diligently pursue, in cooperation with Purchaser, a motion for, the Interim Order.
(b)The Company shall, subject to obtaining the Interim Order and in the manner contemplated by Section 6.1(a), convene and hold the Company Meeting, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting and agreed to in writing by Purchaser, acting reasonably).
(c)If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and in accordance with applicable Law, the Company shall, as soon as reasonably practicable after the requisite approval for the Arrangement Resolution is obtained at the Company Meeting, take all steps necessary or desirable to (i) submit the Arrangement to the Court and diligently pursue the application to the Court for an order approving the Arrangement on the terms and subject to the conditions set out in the plan of arrangement (the “Plan of Arrangement”) substantially in the form of Exhibit B hereto (as such order may be amended, modified, supplemented or varied at any time prior to the Effective Time with the consent of both the Company and Purchaser (provided that any such amendment is acceptable to both the Company and Purchaser, which acceptance shall not be unreasonably withheld, conditioned or delayed) the “Final Order”) and (ii) hold the hearing of the application for the Final Order before the Court pursuant to Section 192 of the CBCA.
(d)The Company shall, in accordance with Section 2.7 and subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be (and are capable of being) satisfied at the Closing), send to the Director appointed pursuant to Section 260 of the CBCA (the “Director”), for endorsement by and filing with the Director, the articles of arrangement (the “Articles of Arrangement”, which Articles of Arrangement shall include the Plan of Arrangement and otherwise be in form and content satisfactory to Purchaser, acting reasonably) and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.
Section 2.3    Interim Order. The notice of motion for the Interim Order referred to in Section 2.2(a) shall request that the Interim Order provide:
(a)for the class or classes (if applicable) of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided (including to the Company

Shareholders and, if required by applicable Law or the Interim Order, to the holders, if any, of the Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs);
(b)that the requisite approval for the Arrangement Resolution shall be (i) 66 ⅔% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting; and (ii) if required by MI 61-101, a simple majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, excluding Shares held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101, if any (together, the “Requisite Vote”);
(c)that, subject to the terms of Section 6.1(a), the Company Meeting may be adjourned or postponed from time to time without the need for additional approval of the Court;
(d)that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Articles of Incorporation or By-laws or equivalent organizational documents (the “Organizational Documents”) of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;
(e)for the grant of the rights of dissent to registered Company Shareholders in respect of the Arrangement (the “Dissent Rights”);
(f)for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(g)confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and
(h)for such other matters as Purchaser or the Company may reasonably require, subject to obtaining the prior written consent of the other, such consent not to be unreasonably withheld or delayed, and subject to approval by the Court, as required.
Section 2.4    Company Circular. As promptly as reasonably practicable after the date hereof, the Company shall prepare and complete, in consultation with Parent and Purchaser and otherwise in accordance with Section 6.1, the Company Circular together with any other documents required by applicable Securities Laws and other applicable Laws in connection with the Company Meeting and the Arrangement. As promptly as reasonably practicable thereafter, but no earlier than obtaining the Interim Order, the Company shall cause the Company Circular and other documentation required in connection with the Company Meeting to be sent to each Company Shareholder and any other Person as required by the Interim Order and applicable Law and to be filed with applicable Governmental Authorities, as required by the Interim Order and/or applicable Laws and in accordance with Section 6.1.
Section 2.5    Dissenting Shareholders. The Company shall give both Parent and Purchaser prompt written notice of any written notice exercising or purporting to exercise Dissent Rights and any other instruments given by any Company Shareholders pursuant to the CBCA, or any other written communication relating to the foregoing, and received by the Company in connection with the Arrangement or the Company Meeting. Both Parent and Purchaser shall have the right to (a) participate in all negotiations and proceedings with respect to the exercise of such Dissent Rights and (b) review and comment upon any written communications sent by or on behalf of the Company with respect to the exercise of such Dissent Rights. Without the prior written consent of both Parent and Purchaser, the Company shall not settle, compromise or make or agree to make any payment with respect to any such rights (or purported exercise of such rights); offer to settle, compromise or make any payment with respect to any such rights (or purported exercise of such rights); participate in any discussions with any Person (including such Person’s representatives) who exercises Dissent Rights (or purports to exercise Dissent Rights) with respect to any such rights (or purported rights); or commit to do any of the foregoing. The Company shall cooperate with and provide both Parent and Purchaser with an opportunity to review and comment in advance in connection with any written communication to be sent by or on behalf of the Company to any Person in opposition to the Arrangement.
Section 2.6    Effects of the Arrangement on Shares, Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs.
(a)Each Share, Company DSU, Company Option, Company PSU, Company RSU and Company SAR, in each case that is outstanding as of immediately prior to the Effective Time, shall be dealt with as provided in the Plan of Arrangement. In furtherance of the foregoing, the Company shall take all actions contemplated by Section 6.11.
(b)Promptly after the Effective Time (but in any event, no later than the first Business Day following the Closing), Purchaser shall cause the Company to pay to the holders, if any, of Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs, through the systems of the Company with respect to any holders who are employees, former employees, directors, former directors or consultants of the Company (in a manner consistent with how such individuals otherwise receive payments from the Company), all amounts required to be paid to the holders of such Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs in accordance with the Plan of Arrangement, less any

Tax withholding required under applicable Law or in accordance with Section 2.11, in respect of such Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs. Purchaser shall also cause the Company to remit any Taxes withheld under applicable Law or in accordance with Section 2.11 and any other payroll Taxes payable, in each case, in respect of such Company DSUs, Company Options, Company PSUs, Company RSUs and Company SARs within the time limits permitted by applicable Laws.
Section 2.7    Closing. The closing of the Arrangement and the other transactions contemplated hereby (the “Closing”) shall take place (a) by the exchange of documents by PDF or other electronic means on the fifth (5th) Business Day after which the last to be fulfilled or, to the extent permitted by applicable Law, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be (and are capable of being) satisfied at the Closing, but subject to fulfillment or, to the extent permitted by applicable Law, waiver of those conditions at the Closing) shall be satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Purchaser may agree in writing.
Section 2.8    Court Proceedings. Subject to the terms of this Agreement, Purchaser and Parent shall cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company, on a timely basis, any information reasonably required to be supplied by Purchaser or Parent in connection therewith. The Company shall provide both Purchaser and Parent and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by Purchaser or Parent for inclusion in such material), and will give reasonable consideration to all such comments and will accept the reasonable comments of Purchaser and Parent and their legal counsel with respect to any such materials. The Company shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with both Purchaser’s and Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Purchaser or Parent to agree or consent to any increase in or variation in the form of consideration payable to the Company Shareholders or the holders, if any, of Company DSUs, Company Options, Company PSUs, Company RSUs or Company SARs pursuant to the plan of Arrangement or other modification or amendment to such filed or served materials that expands or increases Purchaser’s obligations, or diminishes or limits Purchaser’s rights, set forth in any modification or amendment to such filed or served materials or under this Agreement or the Arrangement. The Company shall also provide to Purchaser and Parent and their legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on the Company in respect of the motion for the Interim Order or application for the Final Order (or any appeals therefrom), as well as any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company shall ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company shall not object to Purchaser or Purchaser’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided that the Company is advised as promptly as practicable of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. The Company shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Purchaser.
Section 2.9    U.S. Securities Law Matters. The parties agree that the Arrangement will be carried out with the intention, and the parties will use their reasonable best efforts to ensure, that all Consideration Shares issued under the Arrangement will be offered and sold by Parent, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act and to facilitate compliance by Parent with other U.S. securities laws, the parties agree that the Arrangement will be carried out on the following basis:
(a)the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;
(b)prior to the issuance of the Interim Order, the Court will be advised of the intention of Parent and Purchaser to rely on the exemption provided by Section 3(a)(10) of the Securities Act with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;
(c)prior to the issuance of the Interim Order, the Company will file with the Court a draft copy of the proposed text of the Company Circular together with any other documents required by Law in connection with the Company Meeting;
(d)the Company will ensure that each Person entitled to receive Consideration Shares pursuant to the Arrangement will be given timely and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(e)the Final Order will expressly state that the Arrangement is approved by the Court as being fair and reasonable in accordance with the requirements of section 192 of the CBCA and that the Court has been advised of the intention of Parent and Purchaser to rely on the exemption provided by Section 3(a)(10) of the Securities Act with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;
(f)the Interim Order will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;
(g)the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(h)all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Consideration Shares will be advised that Consideration Shares issued pursuant to the Arrangement have not been registered under the Securities Act and will be issued by Parent in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act.
Section 2.10    Payment of Consideration. Prior to or substantially concurrently with the Effective Time and prior to the issuance of the Articles of Arrangement, Purchaser (or Parent on behalf of Purchaser) will: (i) deposit, or cause to be deposited, with the Depositary (A) sufficient funds and Consideration Shares to satisfy the aggregate Consideration payable to the Company Shareholders and (B) Consideration Shares to satisfy the aggregate Consideration Shares payable to holders of Company DSUs, Company RSUs and Company SARs, in each case, pursuant to the terms of the Plan of Arrangement, plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional Parent Shares; and (ii) provide to or as directed by the Company, if required, funds sufficient to fund any loan advance(s) contemplated by Section 3.1(a) of the Plan of Arrangement, which advances shall be treated as a loan on the terms contemplated by Section 3.1(a) of the Plan of Arrangement.
Section 2.11    Withholding Taxes. Parent, Purchaser, the Company, the Depositary and/or any other Person that has any withholding obligation with respect to any amount payable under this Agreement or the Arrangement shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Person hereunder such amounts as are required to be deducted and withheld with respect to such payment under the ITA, the Code or any provision of any other Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Person to whom such amounts would otherwise have been paid, and such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Authority as required by applicable Law. Unless otherwise agreed to by Purchaser and the Company prior to the Effective Date, to the extent that the amount required to be deducted or withheld from any consideration payable to any Person hereunder exceeds the cash component, if any, of the consideration otherwise payable to such Person, Parent, Purchaser, the Company, the Depositary, or any other Person, as applicable, may sell or otherwise dispose of such portion of the non-cash consideration otherwise payable to such Person as is necessary to provide sufficient funds to enable the payor to comply with such deduction and/or withholding requirements.
Section 2.12    Adjustment of Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or Parent Shares shall have been changed into a different number of shares by reason of any split, consolidation, stock dividend, reclassification, recapitalization or exchange of shares, or any similar event related to the issued and outstanding Shares or Parent Shares, as applicable, then the Consideration to be paid per Share shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration or Consideration Share component of the Consideration to be paid per Share, Company DSU, Company RSU or Company SAR, as applicable, and, if required, the parties shall amend this Agreement and the Plan of Arrangement accordingly.
Section 2.13    List of Holders. At the reasonable request of Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide Purchaser with a list of the registered holders of Company Securities together with their addresses and respective holdings of Company Securities and a list of non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish Purchaser with such additional information, including updated or additional lists of Company Shareholders and lists of holdings and other assistance as Purchaser may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the correspondingly numbered section of the disclosure letter delivered to Purchaser by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) all other representations and warranties of the Company that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent based on the content and context of such disclosure) or (b) other than for purposes of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.26, 3.27 and 3.28, as disclosed in the Company Reports filed with the Canadian Securities Administrators on or after January 1, 2023 and prior to the date hereof (excluding (i) any disclosure in any risk factor section, (ii) any disclosure of risks included in any “forward-looking statements” disclaimer and (iii) any other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature), but only if, the nature and content of the applicable disclosure in such Company Reports is such that its applicability to a representation or warranty contained in this Article III would be reasonably apparent based on the content and context of such disclosure, the Company hereby represents and warrants to Purchaser and Parent that:
Section 3.1    Corporate Existence and Power. The Company is duly organized, and validly existing under the CBCA. The Company has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to (x) have, individually or in the aggregate, a Company Material Adverse Effect or (y) individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. The Company is not in violation of its Organizational Documents, which are in full force and effect. The Company has made available to Purchaser true and complete copies of its Organizational Documents, in each case as amended through the date hereof.
Section 3.2    Corporate Authorization.
(a)The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Vote and the Final Order, to consummate the transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board. Except for the approval of the Arrangement by the Requisite Vote in accordance with the terms of the Interim Order, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Special Committee, after receiving outside legal and financial advice, has (i) determined that it is advisable and in the best interests of the Company to enter into this Agreement, (ii) recommended to the Board that the Board approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) recommended to the Board that the Board recommend approval of the Arrangement by the Company Shareholders. The Board at a duly held meeting has (i) determined that the Arrangement is fair to the Company Shareholders, (ii) determined that it is in the best interests of the Company to enter into this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iv) resolved to recommend that the Company Shareholders approve the Arrangement Resolution and directed that such matter be submitted for consideration of the Company Shareholders at the Company Meeting.
(b)This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 3.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, or action by any Governmental Authority, other than (a) filings under the CBCA; (b) filings under the Investment Canada Act; (c) compliance with the applicable requirements of Securities Laws (including the filing of the Company Circular); (d) compliance with the applicable requirements of the rules and regulations of the TSX; (e) compliance with any applicable foreign, state or provincial securities or blue sky laws; (f) the Interim Order and Final Order; (g) consents, approvals and authorizations from the Governmental Authorities having jurisdiction over the assets, business and operations of the Company and its Subsidiaries, in each case as listed in Section 3.3(g) of the Company Disclosure Letter; (h) the consents and/or notices listed in Section 3.3(h) of the Company Disclosure Letter; (i) the filing of any required premerger notification and report forms under the HSR Act; (j) the filings under the Competition Act; (k) the SIF Approval; and (l) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 3.4    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or governing documents of the Company; (b) assuming compliance with the matters referenced in Section 3.3 and the receipt of the Requisite Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease (including the Company Leases), license or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (b) and (c) above, which would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
Section 3.5    Capitalization.
(a)The authorized share capital of the Company consists of an unlimited number of Shares and an unlimited number of preference shares, issuable in series (the “Preferred Shares”). As of the date hereof, there are (i) (A) 54,448,388 Shares issued and outstanding, and (B) no Preferred Shares issued and outstanding, (ii) 271,180 Company DSUs issued and outstanding, (iii) no Company Options issued and outstanding, (iv) no Company PSUs issued and outstanding, (v) 1,312,985 Company RSUs issued and outstanding and (vi) 16,668 Company SARs issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or other equity securities of the Company.
(b)Except (x) as set forth in the second sentence of Section 3.5(a), (y) Company RSUs issued in compliance with Section 5.1, and (z) securities or other interests owned by the Company or its wholly-owned Subsidiaries, there are no outstanding (i) shares of capital or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital or voting securities of the Company; (iii) rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital, voting securities or securities convertible into or exchangeable for shares of capital or voting securities of the Company, as the case may be; or (iv) phantom stock (other than the Company SARs referenced in the second sentence of Section 3.5(a)), equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). Except in respect of obligations owed to the Company or its wholly-owned Subsidiaries, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any equity interests or securities convertible into or exchangeable for equity interests of any Subsidiary of the Company. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities or any equity interests or securities convertible into or exchangeable for equity interests of any Subsidiary of the Company other than as may be granted to the Company or its wholly-owned Subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital or voting securities of the Company or any of its Subsidiaries. Each Company SAR was granted with a base price equal to no less than 100% of the fair market value of a Share underlying such Company SAR on the date of grant. No Company DSUs, Company RSUs or Company SARs held by an individual subject to U.S. taxes constitute nonqualified deferred compensation for purposes of Section 409A of the Code.
(c)No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company Shareholders may vote are outstanding.
(d)Section 3.5(d) of the Company Disclosure Letter sets forth, as of the second Business Day prior to the date hereof, a true and complete list of (i) each holder of a Company DSU, specifying on a holder-by-holder basis (1) the name of the holder and country of residence of such holder as and to the extent set forth in the Company’s records and (2) the aggregate number of Company DSUs held by such holder, (ii) each holder of a Company RSU, specifying on a holder-by-holder basis (1) the name of the holder and country of residence of such holder as and to the extent set forth in the Company’s records and (2) the aggregate number of Company RSUs held by such holder, (iii) each holder of a Company SAR, specifying on a holder-by-holder basis (1) the name of the holder and country of residence of such holder as and to the extent set forth in the Company’s records and (2) the aggregate number of Company SARs held by such holder.
Section 3.6    Subsidiaries.
(a)Section 3.6(a) of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company and for each such Subsidiary (i) its name and jurisdiction of organization, (ii) its form of organization, (iii) the holders of its equity ownership interests and (iv) the U.S. federal income tax classification of each such

Subsidiary. Neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any equity interest in any person other than the Subsidiaries of the Company.
(b)Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, except where the failure to be so organized, existing and in good standing (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. Each of the Company’s Subsidiaries has all corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to have such power and authority (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. None of the Company’s Subsidiaries is in violation of its Organizational Documents, which are all in full force and effect, in any material respect. The Company has made available to Purchaser true and complete in all material respects copies of the Organizational Documents of each of its Subsidiaries, in each case as amended through the date hereof.
(c)All equity interests of any Subsidiary of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than transfer restrictions under applicable securities laws and Permitted Liens, including those that secure Indebtedness under the Company Credit Agreement and any related security documents.
Section 3.7    Reports and Financial Statements.
(a)The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Canadian Securities Administrators since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023, with any amendments thereto, collectively, the “Company Reports”), each of which, including any financial statements included therein, as finally amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of Securities Laws as of the date filed with the Canadian Securities Administrators, as applicable. None of the Company’s Subsidiaries is required to file periodic reports with any of the Canadian Securities Administrators. None of the Company Reports contained, when filed with the Canadian Securities Administrators, as applicable, or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of any of the Canadian Securities Administrators with respect to the Company Reports.
(b)The consolidated historical financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) fairly present, in all material respects, the results of the consolidated operations, comprehensive income (loss), shareholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein (subject, in the case of the unaudited statements, to normal year-end audit adjustments). Such consolidated financial statements (including the related notes) complied, as of the date of filing, in all material respects, with applicable accounting requirements and the Canadian Securities Administrators, as applicable, with respect thereto and each of such financial statements (including the related notes) was prepared in accordance with IFRS, consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments.
(c)The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators). The disclosure controls and procedures have been designed to provide reasonable assurance that (i) material information relating to the Company, including in respect of its Subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities and (ii) information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods prescribed by applicable Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted under the Canadian Securities Laws is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.
(d)The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.
(e)To the Knowledge of the Company, as of the date of this Agreement (i) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information; and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.
(f)Since January 1, 2023, the Company has not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
Section 3.8    Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present auditors of the Company.
Section 3.9    Undisclosed Liabilities. Except (a) for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company (including the notes thereto) for the year ended December 31, 2023 included in the Company Reports, (b) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, (c) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, (d) for liabilities incurred in connection with the execution of this Agreement and the transactions contemplated hereby, or (e) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability that would be required by IFRS, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).
Section 3.10    Disclosure Documents. The management proxy circular of the Company to be prepared by the Company in connection with seeking the Requisite Vote at the Company Meeting (the “Company Circular”), as may be amended or supplemented, to be filed by the Company with the relevant Canadian securities regulatory authorities (the “Canadian Securities Administrators”), and any other filing by the Company with the Canadian Securities Administrators that may be required under applicable Securities Laws in connection with the transactions contemplated hereby, as may be amended or supplemented, will not, at the date it is filed with the Canadian Securities Administrators, or, in the case of the Company Circular or any other document required to be mailed to the Company Shareholders under applicable Securities Laws in connection with the transactions contemplated hereby, at the time it is first mailed to the Company Shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

The Company will cause each of the Company Circular and each related filing of the Company with the Canadian Securities Administrators to comply as to form, in all material respects, with the applicable requirements of Securities Laws and the Interim Order as of the date of such filing. Notwithstanding the foregoing, no representation is made by the Company with respect to information contained in the Company Circular or such related filings if such information was supplied by Purchaser or any of its Affiliates specifically for inclusion or incorporation by reference therein.
Section 3.11    Absence of Certain Changes or Events. Since January 1, 2023, (a) no Change has occurred or existed which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice in all material respects (except for actions taken in connection with this Agreement). From December 31, 2023 through the date of this Agreement, the Company and its Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without Purchaser’s consent) have constituted a breach of any of the covenants set forth in Section 5.1(c), Section 5.1(i) or Section 5.1(l).
Section 3.12    Non-Arm’s Length Transactions. Other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or holder of record or beneficial owner of 5% or more of the Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with the Company or any of its Subsidiaries.
Section 3.13    No Collateral Benefit. To the Knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61‑101) as a consequence of the transactions contemplated by this Agreement.
Section 3.14    Restrictions on Conduct of Business. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to, in any material respect (a) limit the manner (including any business practice) or the localities in which all or any portion of the business of the Company or its Subsidiaries are conducted; or (b) restrict any acquisition or disposition of any property by the Company or by any of its Subsidiaries.
Section 3.15    Litigation. Except as set forth in Section 3.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries (i) that, if determined adversely to the Company or any of its Subsidiaries would, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, (ii) in which the amount of the claim exceeds $2.0 million or (iii) that reasonably might be expected to result in criminal liability on the Company or any of its Subsidiaries. None of the Company, its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, its Subsidiaries or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.16    Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)all Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been properly prepared and timely filed with the appropriate Governmental Authority (taking into account any valid extension of time to file granted or obtained), and such filed Tax Returns are true, correct and complete;
(b)the Company and its Subsidiaries have fully and timely paid to the appropriate Governmental Authority all Taxes (whether or not shown to be due on any Tax Return), other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with IFRS in the Company’s financial statements included in the Company Reports, and since the date of the Company’s most recent financial statements, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business) or has been assessed or proposed in writing to be assessed;
(c)there are no Liens for Taxes, other than Permitted Liens, on any of the assets of the Company or any of its Subsidiaries;
(d)the Company and each of its Subsidiaries has withheld and collected all amounts required by Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so and has otherwise complied with applicable Laws related to the collection, withholding and remittance of Taxes;
(e)no deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the Company’s Knowledge, has been threatened or proposed), except for deficiencies which have been fully satisfied by payment, finally settled or fully withdrawn or which are being contested in good faith by appropriate Proceedings and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with IFRS on the Company’s financial statements included in the Company Reports;
(f)no audit, action, investigation, litigation, examination, proposed adjustment or other proceeding by any Governmental Authority is pending (or, to the Company’s Knowledge, has been threatened) against or with respect to the Company or any of its Subsidiaries with respect to any Taxes or any Tax Returns;
(g)there are no currently effective elections, arrangements, agreements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return or any payment of Taxes by the Company or any of its Subsidiaries, and no request for any such election, arrangement, agreement, waiver or extension is currently pending;
(h)neither the Company nor any of its Subsidiaries has received a ruling from any Governmental Authority in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Authority;
(i)no claim in writing has been made by any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns of a particular type that the Company or any of its Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction;
(j)neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Date as a result of any: (i) change in method of Tax accounting made prior to the Closing; (ii) a settlement, compromise, or other agreement entered into with a Governmental Authority prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received or deferred revenue recognized prior to the Closing;
(k)neither the Company nor any of its Subsidiaries has at any time, entered into any transactions or arrangements with persons with whom they do not deal at arm’s length (within the meaning of the ITA) other than for consideration equal to fair market value, nor has the Company or any of its Subsidiaries been deemed to have done so for purposes of the ITA;
(l)all transactions and agreements entered into between the Company and any of its Subsidiaries have been made on arm’s length terms;
(m)neither the Company nor any of its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Company or such Subsidiaries becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;
(n)since January 1, 2018, there are no transactions or events that have resulted, and no circumstances existing which could result, in the application to the Company or any of its Subsidiaries of sections 17, 78, 79, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;

(o)neither the Company nor any of its Subsidiaries has entered into any transaction that it was required to report pursuant to subsections 237.3(2) or 237.4(4) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;
(p)neither the Company nor any of its Subsidiaries is a party to or is bound by, or has any obligation under, any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than (i) such agreements or arrangements exclusively between or among the Company and/or its Subsidiaries or (ii) customary provisions contained in commercial agreements entered into in the ordinary course of business, the principal purpose of which is not Tax);
(q)neither the Company nor any of its Subsidiaries has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the Coronavirus Aid, Relief, and Economic Security Act, any similar statutory relief, or pursuant to any written agreement relating to Taxes with any Governmental Authority that remains unpaid;
(r)neither the Company nor any of its Subsidiaries has received any refund of Taxes, Tax credit, or any governmental grant, subsidy, or similar amount to which it was not fully entitled and the Company and each of its Subsidiaries has retained all documentation prescribed by Law and in accordance with all Laws to support any claims for such amounts;
(s)neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated U.S. federal income Tax Return, or any other affiliated, consolidated, combined, unitary or similar group (other than a group the common parent of which is or was the Company or any of its Subsidiaries) for purposes of filing Tax Returns or paying Taxes; or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) or other applicable Law, as a transferee or successor or otherwise;
(t)neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous provision of state, local or non-U.S. Law);
(u)neither the Company nor any of its Subsidiaries has made or revoked any election under Treasury Regulations Section 301.7701-3 or any similar provision of Tax Law regarding classification as a corporation, as a partnership, or as a disregarded entity; and
(v)neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention), or otherwise been subject to taxation in any country other than the country of its formation.
Section 3.17    Employee Benefits and Employee Matters.
(a)Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of all employment, stock purchase, stock option, stock appreciation, other equity or equity-based, profit sharing, termination, severance, employment, change in-control, bonus, incentive, deferred compensation, pension, retirement, post-retirement or post-employment, vacation, paid time-off, supplemental pension, retirement savings, and other employee benefit plans, agreements, programs, policies, practices or other arrangements, whether or not subject to the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and whether written or oral, under which any Company Employee or any of their beneficiaries or dependents has any present or future right to benefits, which is sponsored, maintained or contributed to or funded by (or required to be contributed to or funded by) the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any present or future liability, whether contingent or absolute, excluding any government-sponsored benefit plans which the Company or any of its Subsidiaries is required to participate in under applicable statutes or regulations (each, a “Company Benefit Plan”), provided that Section 3.17(a) of the Company Disclosure Letter only sets forth a list of Company Benefit Plans that are individual offer letters or employment agreements with Company Employees currently receiving annual base salary in excess of $200,000 per annum or providing for termination or severance entitlements in excess of those required by applicable Law. Section 3.17(a) of the Company Disclosure Letter identifies each Company Benefit Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA (collectively the “Pension Plans”). Other than the Pension Plans, no Company Benefit Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the ITA. Other than the OPEB ELHTs and the RCA Trust, neither the Company nor any of its Subsidiaries has any obligations or liabilities in respect of any (i) “retirement compensation arrangement” as that term is defined in subsection 248(1) of the ITA; or (ii) ELHT. Since June 30, 2017, neither the Company, any of its Subsidiaries, nor any entity or other trade or business (whether or not incorporated) that would be deemed to be a single employer with the Company or any of its Subsidiaries under Section 414 of the Code, has ever sponsored, maintained or contributed to, or has ever been obligated to contribute to, any plan subject to Title IV of ERISA or has ever incurred any liability under Title IV of ERISA.
(b)With respect to the Main Pension Plans, the sole obligation of the Company or any of its Subsidiaries is to make contributions to such Main Pension Plans in accordance with the Pension Agreement and the Company Regulations and neither the Company nor any of its Subsidiaries has any liability with respect to any costs, expenses, benefits or investments associated with the maintenance or administration of such Main Pension Plans or any other funding obligations or liabilities related thereto outside of the obligations set out in the Pension Agreement and the Company Regulations. Section 3.17(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding total contributions due and payable, or which may become due any payable, to, or in respect of, each of the Main Pension Plans by the Company or any of its Subsidiaries pursuant to the terms and conditions of the Pension Agreement and the Company Regulations. Neither the Company nor any of its Subsidiaries is entitled to receive any surplus in the Main Pension Plans upon the Main Pension Plans’ wind-up. The Company and its Subsidiaries have no obligation to administer or operate the Main Pension Plans. In all material respects, all payments required to be made to, or in respect of, each Main Pension Plan and the RCA Trust have been timely made or paid by the Company or any of its Subsidiaries, in accordance with the provisions of the Pension Agreement, Company Regulations and, in respect of refundable taxes payable in relation to contributions made to the RCA Trust, the ITA or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company or any of its Subsidiaries in accordance with applicable accounting requirements. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against the Company or any of its Subsidiaries relating to any Main Pension Plan.
(c)With respect to the New Pension Plans, from the date of this Agreement up to and including December 31, 2027, the funding obligations of the Company and its Subsidiaries are limited and fixed to the contributions set out in the Pension Agreement and the Company Regulations and the Company and its Subsidiaries do not have any additional funding obligations under the New Pension Plans in respect of such period pursuant to any other agreement or arrangement, including any collective agreement, or applicable Law.
(d)None of the Company Benefit Plans provide for post-employment or retiree health and welfare benefits (“OPEB Benefits”) or supplemental retirement income benefits to any Company Employee or to their beneficiaries or dependents.
(e)With respect to the Compensated Absences Plan, the Company and its Subsidiaries do not have any funding obligation or liability other than to make cash payments in accordance with the terms and conditions of the Compensated Absences Plan.
(f)With respect to OPEB Benefits, the sole obligation of the Company or any of its Subsidiaries is (A) to make annual contributions to the OPEB ELHTs in accordance with the OPEB Funding Agreement, (B) to make annual fixed payments until May 31, 2028 pursuant to the Legacy Stelco Retirees Agreement between Stelco Inc. and the Stelco Non-USW Retiree Life and Health Trust, dated as of June 5, 2018 (the “Legacy Retiree Agreement”), (C) to make payments to the OPEB ELHTs pursuant to the Tax Savings Agreement, if any (the “OPEB Tax Savings Payments”); and (D) to make payments in respect of administration fees pursuant to the Support Agreement from the Court Appointed Representatives of the Non-USW Active and Retiree Beneficiaries dated June 29, 2017 (the “2017 Support Agreement”). Mortgage Payments (as defined in the OPEB Funding Agreement) are also made to the OPEB ELHTs (the contributions and payments under (A), (B), (C) and (D) together with the Mortgage Payments being, the “Total Annual OPEB Benefit Payments”). Section 3.17(f) of the Company Disclosure Letter sets forth the Total Annual OPEB Benefit Payments made by the Company or any of its Subsidiaries and Land Vehicle (as defined in the OPEB Funding Agreement), as applicable, in each of the calendar years 2021, 2022 and 2023. Other than any OPEB Tax Savings Payments which may be due and payable in accordance with the terms of the Tax Savings Agreement, as of the date of this Agreement, the Total Annual OPEB Benefit Payments is not in excess of $33,865,200 in any calendar year up to and 2028 and, after 2028, not in excess of $33,115,200. In all material respects, all payments required to be made to, or in respect of, each OPEB ELHT have been timely made or paid by the Company or any of its Subsidiaries, in accordance with the provisions of the OPEB Funding

Agreement, Legacy Retiree Agreement, Tax Savings Agreement and 2017 Support Agreement and to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company or any of its Subsidiaries in accordance with applicable accounting requirements. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against the Company or any of its Subsidiaries relating to the OPEB ELHTs. Each OPEB ELHT met the requirements of section 144.1(2) of the ITA at inception and, to the Knowledge of the Company, has met such requirements at all times following inception.
(g)Each New Benefit Plan is being operated, registered (where applicable), qualified, funded, invested and administered in compliance with its terms and with all applicable requirements of Law, in each case, in all material respects. In all material respects, all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods commencing after June 30, 2017 have been timely made or paid by the Company or any of its Subsidiaries, in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company or any of its Subsidiaries in accordance with applicable accounting requirements. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the operation of any New Benefit Plan (other than routine benefits claims or other event in the ordinary course of business). No event has occurred and no condition or circumstance exists that has resulted in or, to the Knowledge of the Company, could reasonably be expected to result in any New Benefit Plan being ordered, or required to be, terminated or wound up in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or Governmental Authority or being required to pay a material amount of Taxes, penalties, payments or levies under applicable Laws. Only Company Employees employed by the Company or any of its Subsidiaries (and the spouses, beneficiaries and dependants of such Company Employees permitted under the applicable Company Benefit Plan) participate in the Company Benefit Plans, and no entity other than the Company or any of its Subsidiaries is a participating employer under any Company Benefit Plan.
(h)Except as expressly contemplated by the Plan of Arrangement (as such may be amended in accordance with the terms of this Agreement), neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) the payment to any Company Employee of any money or other property, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan, (iv) any forgiveness of indebtedness of any Company Employee, (v) payment of any amount or provision of any benefit, or (vi) result in “excess parachute payments” within the meaning of Section 280 (G)(b) of the Code.
(i)Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4090A or 4999 of the Code.
(j)With respect to each New Benefit Plan, the Company has made available to Purchaser a true and complete copy of (i) the current plan documents (and all amendments thereto) and underlying funding arrangements, including trust agreements and annuity contracts (or, for any unwritten Company Benefit Plan, a written description of the material terms of such Company Benefit Plan), (ii) the current employee booklets and plan summaries (iii) the most recent actuarial valuation report and annual information return, if applicable, (iv) any non-routine correspondence with any Governmental Authority. The Company has made available to Purchaser copies of all documents which impose obligations on the Company and its Subsidiaries to make contributions to the OPEB ELHTs, being the OPEB Funding Agreement, the Legacy Retiree Agreement, the Tax Savings Agreement and the 2017 Support Agreement.
(k)Subject to the terms of any applicable collective bargaining agreement, each New Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Date in accordance with its terms. Neither the Company nor any of its Subsidiaries has made any commitment or obligation or any representations to any Company Employee, whether or not legally binding, to materially adopt, amend, modify or terminate any Company Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(l)To the Knowledge of the Company, the Company and its Subsidiaries have properly classified their independent contractors as non-employees and non-dependent contractors for purposes of withholding of Taxes, employment Taxes and employment Law. Neither the Company nor any of its Subsidiaries has incurred, any material liability arising under the Ontario Employment Standards Act, 2000, the Fair Labor Standards Act or any similar Law.
(m)(i) Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to or bound by, any collective bargaining agreement or other labour union contract, works council agreement, letter of understanding, binding letter of intent, voluntary recognition agreement or similar obligations with any trade union, association which may qualify as a trade union, council of trade unions, employee bargaining agent, affiliated bargaining agent, employee association or similar entity which would cover any Company Employee, (ii) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labour organization of any kind to organize any employees of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has experienced any work stoppage, labour strike, slowdown, or other material labour disruption. The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment and labour, including employment and labor standards, terms and conditions of employment, wages and hours, overtime and overtime classification, labour relations, human rights, pay equity, accessibility, language, immigration, occupational health and safety and workers’ compensation. There is no (i) unfair labour practice charge or complaint against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing, before the Ontario Labour Relations Board, the U.S. National Labor Relations Board or any similar agency, or (ii) administrative charge, court complaint or other Proceeding against the Company or any of its Subsidiaries concerning workers’ compensation, alleged employment discrimination or other employment related matters or breach of any Law or Contract pending or, to the Knowledge of the Company, threatened in writing before any Governmental Authority including the Human Rights Tribunal of Ontario, the U.S. Equal Employment Opportunity Commission or any other similar agency.
(n)In the last three (3) years (i) to the Knowledge of the Company, no allegations of sexual harassment, sexual assault, sexual misconduct, discrimination or similar behavior have been made by or against any Company Employee, and (ii) neither the Company nor any Subsidiary of the Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly or indirectly to any such allegation.
Section 3.18    Compliance with Laws.
(a)Each of the Company and its Subsidiaries is, and at all times since January 1, 2022 has been, in compliance with all Laws applicable to the Company and its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)Since January 1, 2019, none of the Company, its Subsidiaries, their directors or officers or, to the Knowledge of the Company, (i) any other employee of the Company and its Subsidiaries (but solely in connection with such employee’s employment with the Company or its Subsidiaries) or (ii) any agent or representative of the Company or any of its Subsidiaries (but solely in connection with such agent’s or representative’s performance of its business with the Company or its Subsidiaries), has (A) violated any applicable anti-money laundering or terrorist financing Laws or (B) been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Authority relating to material violations of applicable anti-money laundering or terrorist financing Laws. The Company has policies and procedures designed to reasonably ensure material compliance by the Company, its Subsidiaries and Representatives acting on behalf of the Company and its Subsidiaries with applicable anti-money laundering and terrorist financing Laws.
(d)Since January 1, 2019, none of the Company, its Subsidiaries, their directors or officers or, to the

Knowledge of the Company, (i) any other employee of the Company and its Subsidiaries (but solely in connection with such employee’s employment with the Company or its Subsidiaries) or (ii) any agent or representative of the Company or any of its Subsidiaries (but solely in connection with such agent’s or representative’s performance of its business with the Company or its Subsidiaries), has (A) violated any applicable sanctions, export control, anti-boycott, customs Laws or (B) been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Authority relating to violations of applicable sanctions, export control, anti-boycott, or customs Laws. The Company has policies and procedures designed to reasonably ensure material compliance by the Company, its Subsidiaries and Representatives acting on behalf of the Company and its Subsidiaries with applicable sanctions, export control, anti-boycott, and customs Laws.
(e)Since January 1, 2019, none of the Company, its Subsidiaries, their directors or officers or, to the Knowledge of the Company, (i) any other employee of the Company and its Subsidiaries (but solely in connection with such employee’s employment with the Company or its Subsidiaries) or (ii) any Representative of the Company or any of its Subsidiaries (but solely in connection with such Representative’s performance of its business with or for the Company or its Subsidiaries), has (A) violated any applicable Anticorruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act of 1977) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of applicable Anticorruption Laws or (B) been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Authority relating to material violations of applicable Anticorruption Laws. The Company has policies and procedures designed to reasonably ensure material compliance by the Company, its Subsidiaries and Representatives acting on behalf of the Company and its Subsidiaries with applicable Anticorruption Laws.
(f)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries: (i) is, or, to the extent the concept of ownership or control is applicable to such Person, is owned or controlled by, a Person or entity subject to the sanctions, regulations orders, embargoes or restrictive measures administered, enacted or enforced by (x) the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or provided to the Company or any of its Subsidiaries by any Governmental Authority; or (y) the Canadian Government, including Global Affairs Canada and Public Safety Canada (and any successors thereto) including any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Criminal Code (Canada), the Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Foreign Extraterritorial Measures Act (Canada), the Export and Import Permits Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (such entities, persons or organizations in (x) and (y) collectively, the “Restricted Parties”); or (ii) except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions imposed by the United States or Canada, including Iran, Iraq, Libya, North Korea, Crimea and the occupied territories in the self-proclaimed People’s Republic of Donetsk and the self-proclaimed People’s Republic of Luhansk of the Ukraine, the occupied territories in the Kherson and Zaporizhzhia region of the Ukraine, Belarus and Syria in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law.
(g)None of the Company nor any of its Subsidiaries is regulated by, or has any facilities, licenses or permits, as applicable, subject to the jurisdiction of, any of the U.S. Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission (including any comparable agreement state Governmental Entity) or the U.S. Federal Communications Commission.
Section 3.19    Intellectual Property Rights and Information Technology.

(a)Section 3.19(a) of the Company Disclosure Letter contains a complete and accurate list (in all material respects) as of the date hereof of all material Intellectual Property owned by the Company or any of its Subsidiaries, and all Company Registered IP, including the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number. Except as would not have, or would not reasonably be excepted to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Registered IP is in good standing and in full force and effect (other than such Company Registered IP comprising applications) and all owned Intellectual Property is valid and enforceable (other than such Company Registered IP comprising applications).
(b)Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries exclusively own, have a valid license or otherwise have a right to use, free of all Liens other than Permitted Liens, all Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries as currently conducted and (ii) all such Intellectual Property is sufficient for the conduct of the business as currently conducted. The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality of the confidential information of the Company and its Subsidiaries.
(c) (i) To the Knowledge of the Company, no material Intellectual Property owned by the Company and its Subsidiaries has been or is infringed, misappropriated or otherwise violated by any third party in any material respect and (ii) except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any Subsidiary of the Company has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or violating, any Intellectual Property of any third party.
(d)(i) There is no pending or, to the Knowledge of the Company, threatened Proceeding regarding the ownership, validity, enforceability or registrability of, or use by, the Company or any Subsidiary of any material Intellectual Property owned by the Company or any of its Subsidiaries; and (ii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of any infringement, misappropriation or other violation of the rights of any third party with respect to the use of any material Intellectual Property.
(e)Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current and former employees, contractors and other representatives of the Company or its Subsidiaries who contributed to the development of any Intellectual Property on behalf of the Company or its Subsidiaries have executed valid and enforceable agreements pursuant to which such Person has effectively and irrevocably assigned to the Company all rights in and to such Intellectual Property and has waived all moral rights therein in favor of the Company.
(f)The Company and its Subsidiaries will continue to own or have the right to use after the Closing, valid rights or licenses as are sufficient to use all material Intellectual Property used in the businesses to the same extent as prior to the Closing, without the requirement to pay any additional fee or other additional consideration.
(g)Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has used, distributed or made available any open source software in any manner that would or could: (i) require the disclosure or distribution of any Intellectual Property owned by the Company or any of its Subsidiaries; (ii) require the licensing of any Intellectual Property owned by the Company or any of its Subsidiaries, including for the purpose of making modifications or derivative works; (iii) impose any restriction on the consideration to be charged for the distribution of any Intellectual Property owned by the Company or any of its Subsidiaries; (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to the Intellectual Property owned by the Company or any of its Subsidiaries or grant, or purport to grant, to any third party, any rights or immunities with respect to any Intellectual Property owned by the Company or any of its Subsidiaries; or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the use of any Intellectual Property owned by the Company or any of its Subsidiaries does not require use of any open source software that would create (or purport to create) any such obligations or grant (or purport to grant) any such rights or immunities. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have been and are in compliance with all applicable licenses to open source software that is or has been used, distributed or made available by the Company or any of its Subsidiaries in any way.
(h)Since January 1, 2023, there has been no material unauthorized access to or any compromise of any Company IT Systems or data thereon or any Data Security Incident or any material violation of any Privacy and Security Requirement.
(i)The Company has implemented reasonable administrative, physical and technical safeguards (but in no event less than what is required by applicable Law (including Privacy Laws) or any Material Contract) to (i) secure Company IT Systems from Malicious Code, unauthorized access or use, and Data Security Incidents, (ii) defend Company IT Systems against Data Security Incidents, including denial of service attacks, distributed denial of service attacks, hacking attempts, security threats, ransomware incidents, and like attacks and activities, and (iii) maintain the continued, uninterrupted, and error free operation of Company IT Systems, including by employing security, maintenance, disaster recovery and business continuity, redundancy, incident response, backup, archiving, virus or malicious device scanning/protection measures, patching and no less than annual penetration testing and monitoring (and no material vulnerabilities or material cyber threats have been identified as a result of such testing and monitoring that have not been materially remedied by the Company). The Company and its Subsidiaries maintain, and, except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, have remained in compliance with, written policies and procedures concerning the prevention, detection, containment and correction of Data Security Incidents and other security violations related to Company IT Systems. The Company has made available to Purchaser true and accurate copies of all material written procedures related to the foregoing. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Company’s business as currently conducted. The Company and its Subsidiaries have the right to use the Company IT Systems, as required for the conduct of the business as currently conducted.
(j)Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company IT Systems have had no errors or defects that have not been materially remedied. To the Knowledge of the Company, the Company IT Systems contain no malicious code, malware, or code designed to disrupt, disable, harm, distort or otherwise impede (or permit any of the foregoing) in any manner the legitimate operation of such Company IT Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs,” “back doors” or “advanced persistent threats”) (collectively, “Malicious Code”), including any that materially adversely affect, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of any Company or Subsidiary product or service. Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries have experienced within the past three (3) years any disruption to, or interruption in, the conduct of their business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming or Malicious Code, or other failure or deficiency on the part of any Company IT Systems that have not been materially remedied. The Company has made available to Purchaser all material information security audit reports, penetration test reports and results, and any information about any insider threat programs created, conducted or completed within the past three (3) years.
(k)Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since January 1, 2023, the Company and its Subsidiaries have been and are in compliance with Privacy and Security Requirements applicable to the Company and its Subsidiaries; (ii) there are no current, pending, or threatened investigations or audits by any Governmental Authority related to the Privacy and Security Requirements; (iii) the consummation of the transactions contemplated by this Agreement, and any disclosure of Personal Information to Purchaser and Parent in connection therewith, will not result in a violation of any Privacy and Security Requirements; and (iv) the Company and each Subsidiary has complied with Anti-Spam Laws and has maintained commercially reasonable records to demonstrate such compliance.
Section 3.20    Properties.
(a)Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary thereof has good and, in the case of Owned Real Property only, marketable title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, all of the owned or leased properties and assets of the Company and its Subsidiaries, including all assets reflected in the most recent consolidated balance sheet of the Company included in the

Company Reports or acquired after the date of such balance sheet (except for such assets that have been sold or otherwise disposed of since such balance sheet date in the ordinary course of business). The Company or a Subsidiary thereof owns all Owned Real Property and owned material assets free and clear of all Liens, other than Permitted Liens.
(b)Section 3.20 of the Company Disclosure Letter contains a complete and accurate list of each Owned Real Property, including the municipal addresses (if applicable) and legal descriptions of such Owned Real Property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no existing or, to the Knowledge of the Company, proposed, contemplated or threatened expropriation proceedings that would result in the taking of all or any part of the Owned Real Property or that would adversely affect the current use of the Owned Real Property or any part of it; (ii) the Improvements on the Owned Lands are located wholly within the boundaries of the Owned Lands and do not encroach upon any registered or unregistered easement or right‑of‑way affecting the Owned Lands; (iii) there is no encroachment onto the Owned Lands by buildings or improvements from any adjoining lands; (iv) the Improvements on the Owned Lands are suitable and adequate for the purposes for which they have been designed; (v) all amounts for labour and materials relating to the construction and repair of the Improvements on the Owned Lands have been paid in full and, except for Permitted Liens, no one has a right to file a construction, builders’, mechanics’ or similar lien in respect of the payment of such amounts under any applicable Law; (vi) each parcel of the Real Property has full and free legally enforceable access to and from public highways, which access is sufficient for the purposes of the operation of the business in the ordinary course, and neither the Company nor any Subsidiary of the Company has knowledge of any fact or condition that would result in the interruption or termination of such access; (vii) the Company has not received notice and has no other information or knowledge of any work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authorities or otherwise with respect to the Real Property that are outstanding requiring or recommending that work or repairs in connection with the Real Property or any part thereof are necessary, desirable or required; (viii) all Taxes and utilities with respect to the Real Property that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Owned Real Property and neither the Company nor any Subsidiary of the Company has received any notice of proposed local improvement charges or special levies; (ix) all utilities required for the operation of the business in the ordinary course of business from the Real Property connect into the Real Property through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Real Property for purposes of the business conducted thereon; and (x) the Lands are zoned so as to permit their current use.
(c)Section 3.20 of the Company Disclosure Letter contains a complete and accurate list of each Company Lease including: (a) the date of the Company Lease and any amendments to it and (b) the municipal address (if applicable), legal description (if applicable) and applicable unit (if applicable) of each Leased Real Property. As of the date hereof, the Company has delivered to or made available to Purchaser a true and complete copy of each Company Lease. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Lease is in full force and effect and is a valid and binding obligation of the Company or its Subsidiaries, as the case may be, except as may be limited by the Enforceability Exceptions, and (ii) neither the Company nor any of its Subsidiaries is, nor, to the Knowledge of the Company, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Company Lease. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the current use of each Leased Real Property complies with applicable Laws and the applicable premises (including all related fixtures and improvements) are adequate and suitable for the purposes for which they are presently being used by the Company or a Subsidiary thereof. None of the Company Leases has been assigned by the Company or a Subsidiary thereof.
(d)The assets of the Company include all of those assets (real, personal and tangible) necessary to conduct the business of the Company as presently conducted and all of the Company’s machinery, equipment and other tangible personal property and assets are in good condition and repair in all material respects, ordinary wear and tear excepted, and are useable in the ordinary course of business.
Section 3.21    Insurance. Except as would not, or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the insurance policies maintained by the Company and its Subsidiaries provide insurance in such amounts and against such risks as are customary and adequate for companies of similar size and operating in the same industry and jurisdictions as the Company and its Subsidiaries; (b) such insurance policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid; and (c) neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any such insurance policy. Section 3.21 of the Company Disclosure Letter sets forth all claims under the insurance policies maintained by the Company and its Subsidiaries in excess of $5,000,000 since January 1, 2023.
Section 3.22    Customer; Suppliers.
(a)Section 3.22(a) of the Company Disclosure Letter sets forth the ten (10) largest customers of the Company based on sales volumes during the twelve (12) month period ended June 30, 2024. To the Knowledge of the Company, as of the date of this Agreement, no customer listed on Section 3.22(a) of the Company Disclosure Letter has notified the Company or any of its Subsidiaries that it shall, or intends to, terminate or cancel its relationship with the Company or any of its Subsidiaries or materially curtail its business relationship with the Company or any of its Subsidiaries.
(b)Section 3.22(b) of the Company Disclosure Letter sets forth the ten (10) largest suppliers of the Company based on amounts invoiced during the twelve (12) month period ended June 30, 2024, and indicates with respect to each, the name and address, dollar volume, and nature of the relationship. To the Knowledge of the Company, as of the date of this Agreement, no supplier listed on Section 3.22(b) of the Company Disclosure Letter has notified the Company or any of its Subsidiaries that it shall, or intends to, terminate or cancel its relationship with the Company or any of its Subsidiaries or materially curtail its business relationship with the Company or any of its Subsidiaries.
Section 3.23    Inventory. All inventory of the Company reflected on the consolidated historical financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) or acquired since the date thereof was acquired and has been maintained in the ordinary course of business or in accordance with the Company Inventory Monetization Agreement. No person has any Lien on the inventory of the Company or any part thereof other than Permitted Liens. Except as may be required under the Company Inventory Monetization Agreement, no inventory is held on consignment basis.
Section 3.24    Product Warranty. No product sold by the Company is subject to any guaranty, warranty, or other indemnity that materially deviates from the guaranty, warranty or other indemnity provided in the standard terms and conditions of sale of the Company applicable to such product, copies of which have been made available to Purchaser. Section 3.24 of the Company Disclosure Letter lists all warranty claims not yet settled by the Company in an amount in excess of $1,000,000.
Section 3.25    Receivables. The trade and other receivables of the Company as set forth on the consolidated historical financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) or arising since the date thereof (a) are valid and genuine; (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business of the Company; and (c) are not subject to any material set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business of the Company. No person has any Lien on any accounts receivable of the Company or any part thereof other than Permitted Liens, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company with respect to any of its trade and other receivables.
Section 3.26    Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person except each of BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. (the “Financial Advisors”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company in connection with any of the transactions contemplated hereby. The Company has disclosed to Purchaser all material terms of the engagement of each of the Financial Advisors, including the amount of such fees and any right of first offer or other “tail” provisions.
Section 3.27    Opinion of Financial Advisor. Each of the Financial Advisors has delivered to the Board, and RBC Dominion Securities Inc. has delivered to the Special Committee, an opinion to the effect that, as of the date thereof and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the consideration to be received by holders of Shares pursuant to the Arrangement is fair, from a financial point of view, to such holders. The Company has been authorized by each of the Financial Advisors to permit inclusion of its opinion and references thereto in the Company Circular.
Section 3.28    Rights Agreement; Anti-Takeover Provisions. The Company does not have any shareholder rights plans in effect. None of the Company, this Agreement, the Arrangement or any of the other transactions contemplated hereby is subject to any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company, assuming compliance with MI 61-101, if applicable.
Section 3.29    Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)the Company and each of its Subsidiaries is, and has been since January 1, 2020, in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, complaint or claim, in each case, alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law;
(b)since June 30, 2017, there has been no spill or other release of any Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any of its Subsidiaries, and to the Knowledge of the Company, any Hazardous Materials that have been transported for disposal, recycling or treatment at any property or facility by or on behalf of the Company or any of its Subsidiaries has been transported, disposed of, recycled or treated in accordance with applicable Environmental Laws;
(c)neither the Company nor any of its Subsidiaries is subject to any judgment, decree, order or other judicial or administrative proceeding and no investigations by a Governmental Authority are outstanding, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;
(d)all regulated asbestos containing material and polychlorinated biphenyls equipment on, in or at any property owned or leased by the Company or any of its Subsidiaries have been identified and are being managed in compliance with applicable Environmental Laws. The Company has made available to Parent and Purchaser copies of all asbestos management plans;
(e)none of the Real Property owned or leased by the Company and any of its Subsidiaries has been used as a waste disposal, processing, or landfill site. All waste disposal, processing, and treatment that has been carried out at such Real Property has been conducted in compliance with applicable Environmental Laws and Environmental Permits. The Company and its Subsidiaries have held and continue to hold all necessary Environmental Permits for waste disposal, processing, and treatment activities on owned or leased Real Property and all such Environmental Permits are valid and in full force and effect. No proceedings have been commenced or threatened to revoke or amend any such Environmental Permits;
(f)neither the Company nor any Subsidiary of the Company has assumed or provided any indemnity against any liability of any other Person or entity related to any Environmental Law;
(g)the Company and its Subsidiaries are and have been in compliance with the terms and conditions of the Environmental Framework Agreements and all releases of liability, plans, programs, and program approvals granted, issued, or contemplated thereunder and, to the Knowledge of the Company, there are no facts which are reasonably likely to give rise to the suspension, voiding, or loss of protection under such releases and program approvals. Where the Company or any of its Subsidiaries have received an assignment of any of the foregoing, all required notices or consents were made or granted prior to such assignment;
(h)the Company has delivered to Purchaser true and complete copies and results of any material assessments, investigations, audits, reports, asbestos records, studies, surveys, analyses, tests, or monitoring possessed or initiated by the Company in the immediately preceding three (3) years pertaining to matters in this Section 3.29; and

(i)the consummation of the transactions contemplated by this Agreement requires no filings or notifications to be made or actions to be taken pursuant to any Environmental Permit or Environmental Law.
Section 3.30    Material Contracts.
(a)Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, in each case other than any Company Benefit Plan, any Contract, obligation, judgment, injunction, order or decree:
(i)that would be required to be filed by the Company as a “material contract” under Section 12.2 of National Instrument 51-102 – Continuous Disclosure Obligations;
(ii)that contains any provision that materially limits or restricts (or purports to materially limit or restrict) the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, in each case, other than the Organizational Documents of the Company and its Subsidiaries;
(iii)other than solely among direct or indirect wholly-owned Subsidiaries of the Company, relating to the creation, incurrence, assumption or guarantee of Indebtedness of the Company and its Subsidiaries (including all loan agreements, hedge agreements, notes, bonds, debentures, indentures or guarantees) in a principal amount that exceeds $5,000,000;
(iv)that is a settlement or similar agreement with any Person or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company, its Subsidiaries or their respective Affiliates, in each case that is material to the Company and its Subsidiaries, taken as a whole;
(v)that (A) limits in any material respect either the type of business in which the Company, its Subsidiaries and their respective Affiliates may engage or the manner or locations in which any of them may so engage in any business, or (B) grants “most favoured nation” status in a manner that would materially restrict or affect the future business activity of the Company and its Subsidiaries and their respective Affiliates;
(vi)that grants any rights of first refusal, rights of first negotiation or other similar rights to any person other than the Company or its Subsidiaries with respect to the sale of any ownership interest of the Company or its Subsidiaries or any business or assets of the Company and its Subsidiaries, taken as a whole, in each case that is material to the Company and its Subsidiaries, taken as a whole;
(vii)that obligates the Company or any of its Subsidiaries to make any (or any series of related) capital commitment or capital expenditure (excluding capitalized salaries) in excess of $5,000,000 individually after the date hereof through July 14, 2025 or $5,000,000 individually thereafter;
(viii)that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company and/or its Subsidiaries in an amount having an expected value in excess of $20,000,000 in the fiscal year ending December 31, 2024 or in any fiscal year thereafter and cannot be cancelled by the Company and/or its Subsidiaries without penalty or further payment without more than 180 days’ notice;
(ix)that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any material joint venture, limited liability company, partnership or other similar arrangement;
(x)that is with a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract), excluding those that fall under

Section 3.30(a)(iv) above; and
(xi)that (A) relates to the acquisition, disposition or similar business combination transaction of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (x) any material earn-out or deferred or contingent payment obligations remain outstanding or (y) a material claim for indemnification may still be made against the Company or any of its Subsidiaries (excluding for breaches of representations and warranties), or (B) relates to any pending acquisition, disposition or similar business combination transaction (whether by merger, sale of stock, sale of assets or otherwise), in each case where the consideration is in excess of $10,000,000.
Each Contract constituting any of the foregoing types of Contract (whether or not listed on Section 3.30 of the Company Disclosure Letter) is referred to as a “Material Contract”.
(b)A true and complete copy of each Material Contract has been made available to Purchaser. Except for expirations in the ordinary course and in accordance with the terms of such Material Contract, each Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each Material Contract is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions and except where the failure of such Material Contract to be enforceable would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no default under any such Material Contracts by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of any Material Contract except where the failure of such Material Contract to be valid or enforceable would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.31    CCAA Matters. In connection with the proceedings commenced under the Companies' Creditors Arrangement Act bearing the Court File number CV-14-10695-00CL (the “CCAA Proceeding”):
(a)the only remaining matters in the CCAA Proceedings are limited to incidental matters relating to the Company's acquisition of units in Legacy Lands LP, Legacy Lands GP Inc., Legacy Lands Lake Erie Inc. and Legacy Lands Hamilton Inc.;
(b)the Company has complied in all material respects with the terms of the Second Amended and Restated Plan of Compromise or Arrangement dated June 9, 2017 (the “Plan of Compromise or Arrangement”) and each of the Stakeholder Agreements (as defined in the Plan of Compromise or Arrangement);
(c)to the Knowledge of the Company, since the implementation of the Plan of Compromise or Arrangement, no claims have been asserted against the US$61,000,000 fund established under the Environmental Framework Agreement (as defined in the Plan of Compromise or Arrangement); and
(d)there are no CCAA Charges (as defined in the Plan of Compromise or Arrangement) arising from or in connection with the CCAA Proceeding against the property of the Company and its Subsidiaries other than the Administration Charge granted in the CCAA Proceeding in the maximum amount of $6.5 million.
Section 3.32    Reporting Issuer Status and Stock Exchange Compliance.
(a)As of the date hereof, the Company is a reporting issuer not in default (or the equivalent) under Canadian Securities Laws in each of the provinces and territories of Canada. There is no order delisting, suspending or cease trading any securities of the Company. The Shares are listed and posted for trading on the

TSX, and are not listed or quoted on any market other than the TSX, and the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.
(b)The Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Company received notification from the Ontario Securities Commission or any other Canadian Securities Administrator seeking to revoke the Company’s reporting issuer status.
(c)No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened in writing or, to the Knowledge of the Company, has been otherwise threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.
Section 3.33    U.S. Securities Law Matters.
(a)The Company does not have, nor is it required to have, any class of securities registered under the Exchange Act, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to Section 15(d) of the Exchange Act.
(b)The Company is not registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
Except (a) as set forth in the correspondingly numbered section of the disclosure letter delivered to the Company by Purchaser concurrently with entering into this Agreement (the “Purchaser Disclosure Letter”) (it being agreed that any reference in a particular Section of the Purchaser Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) all other representations and warranties of Purchaser and Parent that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent based on the content and context of such disclosure) or (b) other than for purposes of the representations and warranties set forth in Sections 4.1, 4.2, 4.4 and 4.5, as disclosed in the Parent Reports filed or furnished with the SEC on or after January 1, 2023 and prior to the date hereof (excluding (i) any disclosure in any risk factor section, (ii) any disclosure of risks included in any “forward-looking statements” disclaimer and (iii) any other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature), but only if, the nature and content of the applicable disclosure in such Parent Reports is such that its applicability to a representation or warranty contained in this Article IV would be reasonably apparent based on the content and context of such disclosure, each of Purchaser and Parent hereby represents and warrants to the Company that:
Section 4.1    Corporate Existence and Power.
(a)Purchaser is duly organized, validly existing and in good standing under the Laws of Canada and has all corporate power and authority required to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform each of its obligations hereunder. Parent is duly organized, validly existing and in good standing under the Laws of the State of Ohio and has all corporate power and authority required to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform each of its obligations hereunder.
(b)Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2    Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent. No corporate proceedings other than those previously taken or conducted on the part of Purchaser and Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Parent and, assuming the due and valid execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Purchaser and Parent enforceable against Purchaser and Parent in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions and will not (a) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (b) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries.
Section 4.3    Governmental Authorization. Assuming the accuracy of the representations and warranties in Section 3.3, the execution, delivery and performance by Purchaser and Parent of this Agreement and the consummation by Purchaser and Parent of the transactions contemplated by this Agreement by Purchaser and Parent do not and will not require any consent, approval, authorization or permit of, or action by, any Governmental Authority, other than (a) filings under the CBCA; (b) filings under the Investment Canada Act; (c) compliance with the applicable requirements of Securities Laws; (d) compliance with any applicable foreign, state or provincial securities or blue sky laws; (e) the Interim Order and Final Order; (f) the consents and/or notices listed in Section 4.3 of the Purchaser Disclosure Letter; (g) the filing of any required premerger notification and report forms under the HSR Act; (h) the filings under the Competition Act; (i) the SIF Approval; and (j) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
Section 4.4    Non-Contravention. The execution, delivery and performance by Purchaser and Parent of this Agreement and the consummation by Purchaser and Parent of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of Purchaser or Parent, (b) assuming compliance with the items specified in Section 4.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Purchaser or any of its properties or assets, or (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or Parent or to a loss of any material benefit to which Purchaser or Parent is entitled under any Contract, except in the case of clauses (b) and (c) above only, which would not, individually or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
Section 4.5    Capitalization.
(a)The authorized share capital of Parent consists of 1,200,000,000 Parent Shares, 3,000,000 shares of Serial Preferred Stock, Class A, without par value (“Series A Preferred Stock”) and 4,000,000 shares of Serial Preferred Stock, Class B, without par value (“Series B Preferred Stock”). As of the date hereof, there are (A) 531,051,530 Parent Shares issued and 468,037,393 Parent Shares outstanding, (B) no shares of Series A Preferred Stock issued and outstanding and (C) no shares of Series B Preferred Stock issued and outstanding. Parent has also reserved for issuance no Parent Shares pursuant to its Amended and Restated 2012 Incentive Equity Plan and 191,219 Parent Shares pursuant to its Amended and Restated 2015 Equity and Incentive Compensation Plan and 20,727,420 Parent Shares remain available for grant pursuant to its 2021 Equity and

Incentive Compensation Plan. All outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
(b)The Parent Shares to be issued at the Effective Time will be duly and validly issued by Parent and fully paid and non-assessable.
Section 4.6    Security Ownership. None of Parent, Purchaser, any of their Affiliates or any Person acting jointly or in concert with Purchaser or Parent, beneficially owns or exercises control or direction over any securities of the Company.
Section 4.7    Registrant Status and Stock Exchange Compliance. Parent is an SEC registrant. There is no order delisting, suspending or cease trading any securities of Parent. The Parent Shares are listed and posted for trading on the NYSE, and are not listed or quoted on any market other than the NYSE, and Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.8    U.S. Securities Law Matter.
(a)The Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and Parent is in compliance with its reporting obligation pursuant to Section 13 of the Exchange Act.
(b)Parent is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.
Section 4.9    Reports and Financial Statements.
(a)Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023, with any amendments thereto, collectively, the “Parent Reports”), each of which, including any financial statements included therein, as finally amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of Securities Laws as of the date filed with the SEC. None of Parent’s Subsidiaries is required to file periodic reports with the SEC. None of the Parent Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent Reports. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent Report filed or furnished by Parent with the SEC since January 1, 2023.
(b)The consolidated historical financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) fairly present, in all material respects, the results of the consolidated operations, comprehensive income (loss), stockholders’ equity and cash flows and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein (subject, in the case of the unaudited statements, to normal year-end audit adjustments). Such consolidated financial statements (including the related notes) complied, as of the date of filing, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes) was prepared in accordance with U.S. GAAP, consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.
(c)Management of Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (x) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, known to Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the Knowledge of Parent, no events, facts or circumstances have arisen or become known since December 31, 2023 of the type referred to in clauses (ii)(x) or (ii)(y) of the immediately preceding sentence.

(d)Since January 1, 2023, Parent has not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its respective internal accounting controls, including any credible complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices.
(e)As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent Reports. As of the date hereof, none of the Parent Reports is, to the Knowledge of Parent, the subject of ongoing SEC review.
Section 4.10    Undisclosed Liabilities. Except (a) for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Parent (including the notes thereto) for the year ended December 31, 2023 included in the Parent Reports, (b) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, (c) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, (d) for liabilities incurred in connection with the execution of this Agreement and the transactions contemplated hereby, or (e) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability that would be required by U.S. GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto).
Section 4.11    Disclosure Documents. None of the information supplied or to be supplied by Purchaser or any of its Affiliates specifically for inclusion in the Company Circular or, if applicable, any other filing by the Company with the Canadian Securities Administrators that may be required under applicable Securities Laws in connection with the transactions contemplated hereby, in each case, as may be amended or supplemented, will, at the time it is filed with the Canadian Securities Administrators, or, in the case of the Company Circular or any other document required to be mailed to the Company Shareholders under applicable Securities Laws in connection with the transactions contemplated hereby, at the time it is first mailed to the Company Shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.12    Litigation. There is no Proceeding pending or, to the Knowledge of Purchaser or Parent, threatened in writing against Purchaser or Parent which would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or the compliance by Purchaser or Parent with its obligations under this Agreement. There is no order, writ or injunction of any Governmental Authority outstanding against Purchaser or Parent that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
Section 4.13    Financing; Sufficient Funds.
(a)Parent has delivered to the Company a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters, engagement letters and other agreements (provided that, solely with respect to any such fee letters, the economic, financial or “flex” terms (none of which affects availability, timing, conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, such debt commitment letter and fee letters, engagement letters and other agreements, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to provide to Parent the amount of the financing set forth in the Debt Financing Commitment Letter (the “Debt Financing” and the commitments thereunder, the “Debt Financing Commitments”).
(b)As of the date hereof, (i) the Debt Commitment Letter is in full force and effect, (ii) the Debt Commitment Letter has not been restated, modified, amended or supplemented in any respect or waived, and no such restatement, modification, amendment or supplement is contemplated, and (iii) the respective obligations and commitments (including the Debt Financing Commitments) contained in the Debt Commitment Letter have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated except in accordance with the terms thereof. The Debt Commitment Letter, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Purchaser and (to the Knowledge of Parent) the other parties thereto and are enforceable in accordance with their respective terms against Parent and Purchaser and (to the Knowledge of Parent) against each of the other parties thereto. Except for the fee letters, fee credit letters and engagement letters that have been delivered to the Company pursuant to Section 4.13(a), there are no other side letters, agreements, Contracts, arrangements or understandings relating to the Debt Financing to which Parent or any Affiliate thereof is a party. Neither Parent nor any other party to any Debt Commitment Letter is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Debt Commitment Letter, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent or Purchaser under any Debt Commitment Letter,

(ii) constitute or result in a failure by Parent, Purchaser or any other party to any Debt Commitment Letter to satisfy, or any delay in satisfaction of, any condition or other contingency to the full funding of the Debt Financing Commitment under the Debt Commitment Letter, (iii) make any assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or (iv) otherwise result in any portion of the Debt Financing Commitment to be unavailable on a timely basis, and in any event, not later than the Closing. Parent has no reason to believe (both before and after giving effect to any flex provisions contained in the Debt Commitment Letter) that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Debt Commitment Letter required to be satisfied by it or that the full amount of the Debt Financing Commitment pursuant to the Debt Commitment Letter will not be available and funded at the Closing if all such terms and conditions contained therein have been satisfied. Parent has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter or the Debt Financing, in each case, required to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing. The aggregate proceeds from the Debt Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Debt Commitment Letter, together with any borrowings under the Parent Credit Agreement, will be sufficient and available to (i) fund all of the amounts required to be provided by Parent and/or Purchaser for the consummation of the Arrangement and the Debt Financing Commitments, (ii) perform all of Parent’s and Purchaser’s payment obligations under this Agreement, including the payment of the cash component of the Consideration, all amounts payable to holders of Company DSUs, Company RSUs and Company SARs in accordance with the Plan of Arrangement, all amounts in respect of the repayment and/or refinancing of any outstanding Indebtedness of the Company and its Subsidiaries (including all amounts that may be owing under the Company Credit Agreement, the Company Inventory Monetization Agreement and/or the SIF Agreement) required in connection with the Arrangement or the Debt Commitment Letter (including pursuant to Section 6.9), and all amounts payable pursuant to Section 6.8, and (iii) fund the payment of all associated costs and expenses of the Arrangement (including any fees (including original issue discount), premiums and expenses related to the Arrangement, including the Debt Financing) (collectively, the “Funding Obligations” and such sufficient proceeds, the “Required Funds”). There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Purchaser acknowledge and agree that Parent’s and Purchaser’s obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Required Funds (including pursuant to the Debt Commitment Letter or Parent Credit Agreement) to satisfy the Funding Obligations, regardless of the reasons why the financing is not obtained or whether such reasons are within or beyond the control of Parent or Purchaser. For the avoidance of doubt, if any financing contemplated by this Agreement is not obtained, Parent and Purchaser will continue to be obligated to consummate the transactions contemplated hereby, subject to and on the terms contemplated by this Agreement.
Section 4.14    Purchaser. At the Effective Time, except as contemplated by the Arrangement, Parent or one or more wholly-owned Subsidiaries of Parent will own all of the outstanding shares of Purchaser.
Section 4.15    Freely Tradeable Shares. The Consideration Shares shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities laws of each U.S. state where holders entitled to receive such shares are located. The Consideration Shares received by Persons who are not, and have not been within 90 days of the Effective Date, “affiliates” (as defined in Rule 144 under the Securities Act) of Parent shall not be “restricted securities” within the meaning of Rule 144 under the Securities Act; and the Consideration Shares shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators.
Section 4.16    Compliance with Laws. Each of Parent and its Subsidiaries is, and at all times since January 1, 2022 has been, in compliance with all Laws applicable to Parent and its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not been, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.17    Parent Permits. Parent and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Authorities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to possess or file the Parent Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Parent and each of its Subsidiaries is in material compliance with the terms and requirements of all Parent Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.18    Absence of Certain Changes or Events. Since January 1, 2023, (a) no Change has occurred or existed which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) Parent and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice in all material respects (except for actions taken in connection with this Agreement).

Section 4.19    Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) Parent and each of its Subsidiaries have prepared and timely filed, or have had prepared and timely filed on their behalf, (taking into account any valid extension of time within which to file) all Tax Returns required by Law to be filed by any of them and all such Tax Returns are complete and accurate, (b) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them, other than Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with U.S. GAAP on the financial statements of Parent and its Subsidiaries contained in the Parent Reports, (c) there are no Liens for Taxes, other than Permitted Liens, on any of the assets of Parent or any of its Subsidiaries, and (d) none of Parent or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
Section 4.20    State Takeover Statutes. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable anti-takeover statutes or regulations under the Laws of the State of Ohio. As of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted under the Laws of the State of Ohio and applicable to Parent will prohibit or impair the consummation of the Arrangement or the other transactions contemplated by this Agreement.
Section 4.21    Vote Required. No vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of the NYSE as a result of this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS
Section 5.1    Conduct of the Company and Subsidiaries. Except for matters set forth in Section 5.1 of the Company Disclosure Letter, as otherwise expressly contemplated by or specifically provided in this Agreement, as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), or as required by applicable Law, from the date hereof until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, (a) conduct their respective businesses in the ordinary course consistent with past practice, (b) preserve intact in all material respects its business organization, and their existing relationships with Persons having material business relationships therewith, and (c) comply with all applicable Law in all material respects. Without limiting the generality of the foregoing, and except for matters set forth in Section 5.1 of the Company Disclosure Letter, as expressly contemplated or specifically provided in this Agreement (including the Plan of Arrangement), or as required by applicable Law, without the prior written consent of Purchaser (which consent, in the case of Section 5.1(e), (g), (h), (i), (k), (l), (n), (o), (p) and (r) (in the case of Section 5.1(r), solely in respect of actions provided for in Section 5.1(e), (g), (h), (i), (k), (l), (n), (o) and (p), shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:
(a)amend or otherwise change the Company’s Organizational Documents or amend or otherwise change the Organizational Documents of the Company’s Subsidiaries;
(b)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or acceleration of the vesting of, any shares of capital or voting securities of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital or voting securities, or any other ownership interest (including, any phantom interest) of the Company or any of its Subsidiaries, or any Company Securities, except for grants of Company RSUs specifically set out in Section 5.1(b) of the Company Disclosure Letter;
(c)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares of capital or voting securities, except for (i) dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries, and (ii) dividends declared on the Shares and payable by the issuance of additional Shares, and (iii) regular quarterly cash dividends declared and paid on the Shares in an amount no greater than $0.75 per Share per quarter, and otherwise in a manner consistent with past practice of the Company and with the timing of the declaration, record and payment dates in any given quarter consistent with such timings for the fiscal quarter immediately preceding the date of this Agreement;
(d)reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, whether pursuant to any existing or future contract, arrangement, purchase plan, normal course issuer bid or otherwise, reduce the stated capital of, or amend the terms of, any of its shares of capital or voting securities;
(e)(i) acquire (including by merger, consolidation, amalgamation, arrangement or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, the purchase price of which is in excess of $5,000,000 per acquisition or $10,000,000 in the aggregate; (ii) incur any Indebtedness (excluding prepayment penalties that may become payable as a result of the repayment and/or refinancing of any Indebtedness of the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except in the ordinary course of business; (iii) enter into any Contract other than in the ordinary course of business, except such Contract as may be permitted by any other clause of this Section 5.1(e); (iv) make, authorize, or make any commitment with respect to, capital expenditures which are in excess of $10,000,000, in the aggregate, and which are not contemplated in the budget of the Company for the fiscal year ended December 31, 2024 as in effect on the date hereof; or (v) enter into or amend any Contract with respect to any matter set forth in this Section 5.1(e);
(f)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(g)except as required pursuant to existing Company Benefit Plans in effect on the date hereof, including any collective bargaining agreement in effect on the date hereof to which the Company or any Subsidiary thereof is a party, (i) adopt, amend, or terminate any Company Benefit Plan or collective bargaining agreement or any arrangement that would constitute a Company Benefit Plan if adopted, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) amend or increase the funding obligations of the Company or any of its Subsidiaries under or in respect of any Company Benefit Plan, (iv) make any payments to or and in respect of the Main Pension Plans and New Pension Plans which are not required to be made pursuant to the Pension Agreement and the Company Regulations, (v) other than in the ordinary course of business in respect of any Company Employee earning an annual base salary of less than $200,000, increase, amend or materially decrease any compensation or benefits of any Company Employee, (vi) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation under any Company Benefit Plan, (vii) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined, (viii) transfer any assets out of any Company Benefit Plan or otherwise withdraw any funding surplus of any Company Benefit Plan, (ix) hire any employee with an annual base salary in excess of $200,000 or promote any employee to a position with an annual base salary in excess of $200,000, or (x) terminate the employment of any employee with an annual base salary in excess of $200,000 other than for cause and after consulting with Purchaser;
(h)take any action, other than as required by IFRS or any applicable Laws, with respect to financial accounting policies or procedures;
(i)(i) change (or apply for any change to) any material Tax accounting period or make any change (or file any such change) in (x) any material method of Tax accounting or (y) any method for reporting income, deductions or accounting in respect of a material amount of Taxes, (ii) make, change or rescind any material Tax election, (iii) settle or compromise any Tax claim, assessment, reassessment or liability or any audit, investigation, examination or other proceeding by any Governmental Authority in respect of a material amount of Taxes, (iv) file any amended Tax Return involving a material amount of Taxes, (v) make a request for a Tax ruling to any Governmental Authority, or (vi) surrender any right to claim a material Tax abatement, credit, reduction, deduction, exemption or refund;
(j)make any “investment” (as defined for purposes of Section 212.3 of the ITA) in any corporation that is a “foreign affiliate” of the Company (as defined in the ITA);
(k)enter into, renew, extend, amend in any material respect in a manner that would reasonably be considered adverse to the Company and its Subsidiaries (taken as a whole), waive any rights under, terminate or settle or compromise any material claim, liability or obligation under, any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, or any Material Contract, in each case, other than in the ordinary course of business consistent with past practice; provided that the Company and its Subsidiaries shall be permitted to replace or refinance existing Indebtedness thereof so long as the replacement or refinanced Indebtedness, as applicable, is not greater in principal amount than the applicable existing Indebtedness and such replacement or refinanced Indebtedness, as applicable, matures or is repayable in no more than eleven months from incurrence;
(l)settle or compromise any investigation or claim by a Governmental Authority, or any other Proceedings, or release, dismiss or otherwise dispose of any Proceeding, other than (x) settlements or compromises of Proceedings that do not exceed, individually or in the aggregate, more than $5,000,000 (net of insurance recoveries) and do not impose any material restrictions on the business or operations of, or an admission of wrongdoing by, the Company or any of its Subsidiaries or (y) any Proceedings in respect of Taxes or Tax matters, which shall be governed by Section 5.1(i);
(m)take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;
(n)sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any Subsidiary of the Company, other than (i) pursuant to existing written contracts or commitments; (ii) sales of inventory, products or services, or obsolete equipment, all in the ordinary course of business, (iii) sales, licenses, leases or other transfers to the Company or any of its wholly-owned Subsidiaries, or (iv) abandonments, lapses or other dispositions of Intellectual Property in the ordinary course of business;
(o)enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with past practice;
(p)terminate or cancel any insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage, other than if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;
(q)enter any new material line of business outside of its existing business as of the date of this Agreement; or
(r)announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
Section 5.2    Conduct of Parent. Except for matters set forth in Section 5.2 of the Purchaser Disclosure Letter, as otherwise expressly contemplated by or specifically provided in this Agreement, as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed) or as required by applicable Law, from the date hereof until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, Parent shall use its reasonable best efforts to (a) conduct its business in the ordinary course consistent with past practice, (b) preserve intact in all material respects its business organization, and its existing relationships with Persons having material business relationships therewith, and (c) comply with all applicable Law in all material respects. Without limiting the generality of the foregoing, and except for matters set forth in Section 5.2 of the Purchaser Disclosure Letter or as expressly contemplated or specifically provided in this Agreement (including the Plan of Arrangement), without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall not:
(a)amend or otherwise change its articles or code of regulations in a manner that would prevent, materially delay or materially impede the ability of Parent to consummate the transactions contemplated by this Agreement;
(b)adopt a plan of complete or partial liquidation or dissolution of Parent;
(c)permit any of its Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or assets which would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement, including the Arrangement;
(d)permit any of its Subsidiaries to incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or any guarantee of such Indebtedness except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement, including the Arrangement;
(e)take any action that would result in the need for Parent shareholder approval of the transactions contemplated by this Agreement;
(f)take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement; or
(g)announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
Section 5.3    No Control or Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Purchaser’s operations. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4    Covenants of Parent Relating to the Parent Shares. Parent shall use commercially reasonable efforts to cause the Parent Shares issuable pursuant to the Arrangement to be approved for listing on the NYSE by the Effective Time, subject to official notice of issuance.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1    Company Meeting; Proxy Material.
(a)The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Meeting”) for the purpose of obtaining the approval of the Arrangement Resolution by the Company Shareholders in accordance with its Organizational Documents, applicable Law and the Interim Order as promptly as reasonably practicable and in any event on or before September 17, 2024, and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under applicable Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by Purchaser, acting reasonably, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of Purchaser, except (x) as required by Law or by a Governmental Authority or (y) to a date no later than ten (10) days after the date on which the Company Meeting is as of such time scheduled, if as of the time for which the Company Meeting is as of such time scheduled, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received sufficient votes to constitute the Requisite Vote at the Company Meeting, (ii) except to the extent that the Board shall have withdrawn or modified its approval of the Arrangement or Recommendation if permitted by Section 6.4, use reasonable best efforts to solicit proxies (A) in favour of the Arrangement Resolution by the Company Shareholders, including, if requested or consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution and (B) against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement; (iii) include in the Company Circular (A)(1) except to the extent that the Board shall have withdrawn or modified its approval of the Arrangement or Recommendation if permitted by Section 6.4, a statement that the Board, after consulting with outside legal counsel and financial advisors, has determined that the Arrangement is in the best interests of the Company and recommends that Company Shareholders approve the Arrangement (the “Recommendation”); (2) a statement that, to the Knowledge of the Company, each director and executive officer of the Company who owns Shares intends to vote all such individual’s Shares in favour of the Arrangement Resolution, and (3) a statement that each of the Supporting Shareholders has signed a Voting Agreement pursuant to which, and subject to the terms thereof, each such Person has agreed to, among other things, vote all such Person’s Shares in favour of the Arrangement Resolution; and (B) the written opinions of the Financial Advisors referred to in Section 3.27; (iv) provide Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm retained by the Company, as requested from time to time by Purchaser; and (v) advise Purchaser, at such times as Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the total number of votes received in favour and the total number of votes received opposing the Arrangement Resolution.
(b)On the date of mailing thereof, the Company shall ensure that the Company Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit Company Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting, and, without limiting the generality of the foregoing, shall ensure that the Company Circular will not contain any misrepresentation (except that the Company shall not be responsible for any information included in the Company Circular relating to Parent, Purchaser and their respective Affiliates and the Consideration Shares that was provided by Parent or Purchaser expressly for inclusion in the Company Circular pursuant to Section 6.1(c)). The Company Circular shall also contain such information as may be required to allow Parent and Purchaser to rely upon the exemption from registration provided under Section 3(a)(10) of the Securities Act with respect to the offer and sale of the Consideration Shares pursuant to the Arrangement.
(c)Purchaser shall cooperate with the Company in connection with the preparation and filing of the Company Circular, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Circular under applicable Law. Purchaser shall ensure that such information does not include any misrepresentation concerning Parent, Purchaser, their respective Affiliates and the Consideration Shares, and will indemnify the Company for all claims, losses, costs and expenses incurred by the Company in respect of any such misrepresentation or alleged misrepresentation contained in any information regarding Parent, its Affiliates and the Consideration Shares included in the Company Circular that was provided by Parent or Purchaser expressly for inclusion in the Company Circular pursuant to this Section 6.1(c). Parent, Purchaser and the Company shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.
(d)Notwithstanding anything to the contrary stated above, prior to filing or mailing of the Company Circular or the filing of such other documentation required in connection with the Company Meeting (or, in each case, any amendment or supplement thereto), the party responsible for filing or mailing such document shall consult with the other party and provide the other party an opportunity to review and comment on such document and shall include in such document comments reasonably proposed by the other party; provided that all information relating solely to Parent, Purchaser and their respective Affiliates included in the Company Circular or such other documentation shall be in form and content approved in writing by Purchaser, acting reasonably. The Company shall provide Purchaser with final copies of the Company Circular prior to the mailing to Company Shareholders.
(e)Each of the Company and Purchaser shall promptly notify the other if at any time before the Company Meeting it becomes aware that the Company Circular or any other filing with the Canadian Securities Administrators that may be required under applicable Securities Laws with the Canadian Securities Administrators, if any, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and the parties shall cooperate in the preparation of any amendment or supplement to the Company Circular or any other filing as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular or any other filing to Company Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Authority and as otherwise required.
Section 6.2    Filings, Approvals, Authorizations, Permits and Orders.
(a)Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to obtain, or cause to be obtained the Regulatory Approvals as soon as reasonably practicable and, in any event, so as to allow the Closing to occur prior to the End Date.
(b)Each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including the Arrangement and the transactions contemplated in connection therewith, including preparing and filing as promptly as practicable all documentation to effect all necessary or appropriate filings, consents, waivers, approvals (including the Regulatory Approvals), authorizations, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing:
(i)within fifteen (15) Business Days after the date hereof, Purchaser shall file an application for review under Part IV of the Investment Canada Act and thereafter negotiate and offer to enter into undertakings in connection with obtaining the Investment Canada Act Approval in accordance with this Section 6.2;
(ii)within fifteen (15) Business Days after the date hereof, Purchaser and the Company shall each submit to the Commissioner a merger notification in respect of the transactions contemplated hereby pursuant to Part IX of the Competition Act;
(iii)within fifteen (15) Business Days after the date hereof, Purchaser, in consultation with the Company, shall submit to the Commissioner a letter requesting that the Commissioner issue an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated hereby or, in the alternative, a “no-action” letter indicating that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated hereby;
(iv)within fifteen (15) Business Days after the date hereof, Purchaser and the Company each shall file a notification and report form under the HSR Act; and
(v)as soon as practicable after the date hereof, each party shall make all other filings and authorizations required under applicable Law in connection with the transactions contemplated hereby.
(c)Each party will use its reasonable best efforts to submit all supplemental filings, submissions, documentation and information that are necessary or advisable to obtain the Regulatory Approvals, and to promptly respond to requests for additional information or documentation from a Governmental Authority in respect of the transactions contemplated hereby.
(d)Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall, cooperate and coordinate in exchanging information and supplying assistance that is reasonably requested in connection with the preparation of any filing or submission necessary or advisable to obtain the Regulatory Approvals, including (i) promptly keeping the other party informed of any communication received by such party from, or given by such party to, any Governmental Authority (including promptly providing the other party with a copy of any correspondence received from a Governmental Authority) and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (ii) provide the other party with reasonable advance opportunity to review and comment upon and consider in good faith the views of such other party in connection with any filing, submission, undertakings, communication to be given by it to any Governmental Authority or, in connection with any proceeding by a private party, with any other Person;

provided, however, that any filings, submissions, notices, information, documentation, correspondence or requests to be provided pursuant to this Section 6.2(d) that are, in the reasonable view of the providing party, competitively sensitive, may be provided only to the external legal counsel and external experts of the other party together with a redacted version to be supplied to such other party; and (iii) provide the other party with reasonable advance notice of any telephonic, video or in-person meeting with any Governmental Authority in connection with any filing, submission or notice provided pursuant to this Section 6.2, including in connection with obtaining the Regulatory Approvals, and provide such other party, together with their external legal counsel, an opportunity to attend and participate in such meeting unless such attendance is objected to by the Governmental Authority.
(e)In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as prohibited by or violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and Purchaser, on the one hand, and the Company and its Subsidiaries, on the other hand, shall:
(i)use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby; and
(ii)contest, defend and appeal any Proceedings, whether judicial or administrative, brought or threatened to be brought by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the transactions contemplated by this Agreement from occurring prior to the End Date.
If any regulatory requirement agreed to by Parent and/or Purchaser requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent and Purchaser hereby consent to the taking of such action by the Company and its Subsidiaries to the extent required by such regulatory requirement. Notwithstanding anything to the contrary, Parent, Purchaser, Company or Company’s Subsidiaries, as applicable, may make any obligation set out above in this Section 6.2(e) conditional upon, and only effective as of, the Closing.
(f)Without limiting the generality of Parent’s, Purchaser’s and the Company’s undertakings pursuant to this Section 6.2, with respect to the Competition Act Approval and the HSR Approval, Parent and its Affiliates shall take any and all steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority, and also to obtain any required authorization, approval or clearance from any Governmental Authority, so as to enable the parties to close the Arrangement as promptly as reasonably practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, undertaking, hold separate orders, or otherwise (i) the sale, divestiture or disposition of the assets, properties or businesses of the Company or its Subsidiaries, (ii) the holding separate of particular assets of the Company or its Subsidiaries or placing operating properties of the Company or its Subsidiaries in trust upon the Closing pending obtaining control upon subsequent receipt of approval from any applicable Governmental Authority and (iii) the entry into such other structural, behavioural or financial arrangements, agreements or amendments in respect of the Company or its Subsidiaries as are necessary in order to obtain any required authorizations, approvals or clearances from Governmental Authorities and to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as reasonably practicable (and in any event before the End Date); provided, however, notwithstanding anything to the contrary in this Agreement, in no event will Parent, Purchaser, the Company or the Company’s Subsidiaries be obligated to subject itself to any of the obligations described in the foregoing clauses (i) through (iii) (x) unless such obligations are conditioned upon, and only effective as of, the Closing, (y) where such obligations relate to the operations or business of Parent or its Subsidiaries (excluding Company and its Subsidiaries following completion of the transactions contemplated hereby) or (z) if such obligations would individually or in the aggregate reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
(g)Notwithstanding the foregoing, but without derogating from the obligations of the parties to take the actions set forth in this Section 6.2 and subject to Section 6.2(l), Purchaser shall determine and direct all matters, efforts and strategy related to obtaining any necessary or appropriate filing, consent, waiver, approval, authorization, Permit or order from any Governmental Authorities or other Persons, including the Regulatory Approvals and the League Approvals.
(h)On the reasonable request of Purchaser, the Company shall use reasonable best efforts to make available its representatives to assist Purchaser in obtaining the Investment Canada Act Approval including by responding promptly to requests for support, documents, information, comments or input where reasonably requested by Purchaser.
(i)Parent and Purchaser shall solely be responsible for payment of the filing fee payable in connection with the Competition Act Approval.

(j)Each party will use its reasonable best efforts to obtain or cause to be obtained, subject to direction by Purchaser, acting reasonably (including by providing Purchaser with the opportunity to (i) review and revise any draft filing, submission, undertaking, substantive correspondence or communication with any Governmental Authority, where such revisions must be accepted, and (ii) attend any telephonic, video or in-person meeting with any Governmental Authority in connection with the SIF Approval other than where not permitted by such Governmental Authority), as soon as reasonably practicable and, in any event, so as to allow the Closing to occur prior to the End Date, the SIF Approval, including using reasonable best efforts to satisfy any significant conditions of such SIF Approval, on terms (other than with respect to the requirement to repay amounts owing in accordance with the terms of the SIF Agreement) satisfactory to Purchaser, acting reasonably, without paying or providing a commitment to pay any consideration in respect thereof (other than with respect to the requirement to repay amounts owing in accordance with the terms of the SIF Agreement) without the prior written consent of Purchaser.
(k)Parent, Purchaser and their respective Affiliates shall not enter into any transaction, including any merger, acquisition, joint venture, or disposition, that would reasonably be expected to prevent or materially delay the obtaining of any of the Regulatory Approvals.
(l)The Company will use its reasonable best efforts to obtain or cause to be obtained, prior to End Date, the League Approvals, including requesting that each Member Club reasonably cooperate with Purchaser in obtaining the related League Approval and using reasonable best efforts to satisfy any conditions of such League Approvals, in each case on terms satisfactory to Purchaser, acting reasonably, and without paying or providing a commitment to pay any consideration in respect thereof without the prior written consent of Purchaser (it being expressly acknowledged and agreed by Purchaser and Parent that (i) the League Approvals shall not be a condition to the consummation of the Arrangement, and (ii) the applicable Member Club shall be responsible for and shall lead the submission of any application for the related League Approval). Each of Parent and Purchaser acknowledge and agree that any act or omission committed by a Member Club (to the extent such act or omission is not directly caused or directed by or attributable to the Company or any of its Affiliates) in connection with the application process for the related League Approval shall not cause the Company to be in breach of this Section 6.2(l).
Section 6.3    Access to Information.
(a)Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective officers and employees to provide Purchaser and its Representatives, upon reasonable advance notice, (i) such access to the offices, properties, books and records, management and other personnel of the Company and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company and its Subsidiaries) as Purchaser reasonably may request; (ii) monthly financial information of the type prepared by the Company’s management in the ordinary course of business, as and when finalized by the Company’s management and (iii) all documents that Purchaser reasonably may request, in each case, for reasonable business purposes related to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, none of Purchaser or its Representatives shall have access to any books, records and other information the disclosure of which (A) would, in the Company’s good faith opinion, result in the loss of attorney-client privilege with respect to such books, records and other information; (B) would violate any obligation of the Company, that is in existence as of the date hereof or comes into existence after the date hereof in the ordinary course of business, to a third party with respect to confidentiality, if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure and to prevent such obligation to come into existence to the extent it comes into existence after the date hereof; or (C) would result in the disclosure of competitively sensitive information of the Company and/or its Subsidiaries. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)The Company shall give, or cause to be given, to Purchaser and its Representatives reasonable access during normal business hours to the Owned Real Properties to conduct, at Purchaser’s expense, such tests, inspections and investigations thereof as Purchaser deems necessary or desirable to familiarize itself with such Owned Real Properties, provided that such tests, inspections and investigations will not materially interfere with or disrupt the normal operation of any Owned Real Property. Nothing herein shall authorize any subsurface testing, soil boring or drilling of the Owned Real Properties by Purchaser or its environmental or structural consultants unless specifically provided for in a scope of work which has been approved by the Company in writing, which approval will not be unreasonably withheld.
(c)Each of Parent and Purchaser will jointly and severally indemnify the Company for all claims, losses, costs and expenses incurred by the Company as a result of the access of any Owned Real Properties and/or performance of activities thereon by Purchaser or any Representative thereof pursuant to Section 6.3(b), but only to the extent such claims, losses, costs and/or expenses, as applicable, are not attributable to the Company, its Subsidiaries or any of their respective Representatives. Subject to the immediately preceding qualification on Parent and Purchaser’s liability, Purchaser agrees forthwith to repair in a good and workmanlike manner any damage to the Owned Real Properties arising from such access and/or other activity at Parent and/or Purchaser’s expense all to the satisfaction of the Company, acting reasonably. Each of Parent and Purchaser agrees to keep the Owned Real Properties free and clear of all Liens arising out of any of its inspections, tests or other activities or those of its Representatives. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Section 6.3(c) shall survive any termination of this Agreement.

(d)No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
(e)All information obtained pursuant to this Section 6.3 shall be kept confidential and only used and disclosed in accordance with the Confidentiality Agreement.
Section 6.4    Non-Solicitation.
(a)Subject to Section 6.4(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) shall, directly or indirectly: (i) initiate, solicit, propose, knowingly encourage, knowingly facilitate or knowingly assist (including by way of providing or making available information or providing access to its properties, books, records or personnel) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal or continue or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or furnish or disclose to any Person (other than Purchaser, Parent and their respective Representatives) any information in connection therewith; (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, amalgamation agreement, arrangement agreement, plan of arrangement, letter of intent, term sheet, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal, (iii) fail to enforce or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of securities of the Company or any of its Subsidiaries; or (iv) authorize or commit to do any of the foregoing. Subject to Section 6.4(b), the Company, its Subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any potential Acquisition Proposals and, if not already so requested, request the prompt return, destruction or erasure of all confidential information previously furnished to any Persons or their Representatives during any solicitation, encouragement, discussion or negotiation that occurred at any time during the period commencing twelve (12) months prior to the date of this Agreement and ending on such date.
(b)Notwithstanding any other provision of this Agreement or any standstill agreement or similarly restrictive agreement between the Company and any other Person, but subject to Section 6.4(c), if at any time following the date hereof and prior to obtaining the Requisite Vote, (i) the Company receives a bona fide written Acquisition Proposal from a third party not solicited or obtained in violation of Section 6.4(a) and (ii) the Board determines in good faith (after consultation with outside counsel and financial advisors) that (x) such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) the failure to furnish information or enter into discussions or negotiations with such Person pursuant to this Section 6.4(b) would be inconsistent with its fiduciary duties under applicable Law, then, prior to obtaining the Requisite Vote, the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (x) the Company and its Representatives will not disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) the Company will promptly (and in any event within twenty-four (24) hours) provide or make available to Purchaser any non-public information concerning the Company or its Subsidiaries, and access to any Company Employees, customers, partners and other third parties with whom the Company or its Subsidiaries has a relationship, provided to such other Person which was not previously provided to Purchaser.
(c)The Company shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in the event that the Company, its Subsidiaries or any of its or their respective Representatives receives (i) an Acquisition Proposal from a Person or group of related Persons; (ii) any request by a Person or group of related Persons for information relating to any potential Acquisition Proposal; or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by a Person or a group of related Persons. Any such notice required by the preceding sentence shall include the identity of the Person or group of Persons making such proposal, request or inquiry and the material terms and conditions thereof (and shall include a copy of any written proposal, inquiry or request). The Company shall keep Purchaser informed on a prompt and current basis (and in any event within twenty-four (24) hours) as to the status and any material developments, modifications, discussions and negotiations concerning the matters referred to in the two preceding sentences that the Company is required to notify Purchaser in respect of, including the material terms and conditions thereof (and shall include a copy of any written modification or other material documentation relating thereto) and, upon the request of Purchaser, the Company shall reasonably inform Purchaser of the status thereof. Without limiting the foregoing, the Company shall notify Purchaser promptly (and in any event within twenty-four (24) hours) upon providing or making available information or engaging in negotiations concerning an Acquisition Proposal from a Person or group of related Persons pursuant to Section 6.4(b). Notwithstanding anything to the contrary contained in this Section 6.4, the Company and its Representatives shall provide confidential information only in compliance with the requirements of Section 6.4(b) and this Section 6.4(c) and the Company and its Subsidiaries shall not be party to any agreement that prohibits the Company from providing or making available to Purchaser any information or access provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement or otherwise complying with this Section 6.4.

(d)Neither the Board nor any committee thereof shall directly or indirectly (i) modify or qualify in a manner adverse to Purchaser or withdraw, or publicly propose to modify or qualify in a manner adverse to Purchaser or withdraw, the Recommendation, (ii) approve or make any recommendation to the Company Shareholders in connection with any take-over bid or other Acquisition Proposal (other than a recommendation against such offer, bid or Acquisition Proposal), (iii) fail to include the Recommendation in the Company Circular or otherwise take any other action in connection with the Company Meeting or make any other public statement inconsistent with such Recommendation, (iv) except in the case of a take-over bid or insider bid (which is covered by the succeeding clause (v)), fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Purchaser so reasonably requests in writing (or within such fewer number of days as remains prior to the day that is two (2) Business Days before the Company Meeting), or (v) in the case of a take-over bid or insider bid subject to National Instrument 62-104 - Take-Over Bids and Issuer Bids of the Canadian Securities Administrators, fail to recommend, in a directors’ circular, rejection of such take-over bid or insider bid within fifteen (15) days of the date of such take-over bid or insider bid (any of the actions referred to in the foregoing clauses (i) through (v) taken by the Board or a committee thereof, a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Requisite Vote, if (A) the Company receives an Acquisition Proposal which the Board concludes in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal and (B) the Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Board may (x) make a Recommendation Withdrawal and (y) terminate this Agreement pursuant to Section 8.1(c)(ii) in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and any purported termination pursuant to Section 8.1(c)(ii) shall be void and of no force or effect, unless the Company has complied with this Section 6.4 (other than with respect to any breach that is de minimis in effect) and concurrently with such termination the Company pays to Parent (or as directed by Parent) the Termination Fee payable pursuant to Section 8.2(a) and substantially concurrently enters into a definitive agreement providing for such Superior Proposal; and provided, further, that the Board may not effect a Recommendation Withdrawal pursuant to this Section 6.4(d) or terminate this Agreement pursuant to Section 8.1(c)(ii) unless:
(i)the Company has complied with this Section 6.4 (other than with respect to any breach that is de minimis in effect);
(ii)the Company shall have provided prior written notice to Purchaser, at least four (4) Business Days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (notwithstanding anything herein to the contrary, including the identity of the Person or group of Persons making such Superior Proposal) and include all relevant transaction documents;
(iii)during the Notice Period (or such shorter period as is specified in Section 6.4(e) below), the Board and its Representatives have negotiated in good faith with Purchaser (to the extent Purchaser desires to negotiate) regarding any revisions to the terms of this Agreement that may, at Purchaser’s sole discretion, be proposed by Purchaser in response to such Superior Proposal; and
(iv)at the end of the Notice Period (or such shorter period as is specified in Section 6.4(e) below), the Board (A) concludes in good faith (after consultation with its outside counsel and financial advisors) taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser, that the Acquisition Proposal continues to be a Superior Proposal and (B) concludes in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(e)In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of Section 6.4(d) with respect to such new written notice, except that the Notice Period shall be reduced to two (2) Business Days.
(f)The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 6.4.
(g)Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position as required by Canadian Securities Laws or (ii) making any disclosure to the Company Shareholders if, in the good faith judgment of the Board (after consultation with outside counsel), the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that, notwithstanding the foregoing, nothing in this Section 6.4(g) shall be deemed to permit a Recommendation Withdrawal to be made without complying with Section 6.4(d).
(h)Any breach by any Subsidiaries of the Company, or any directors, officers, employees, Representatives or Affiliates of the Company or any of its Subsidiaries, of this Section 6.4, shall be deemed a breach by the Company of this Section 6.4.

Section 6.5    Director and Officer Liability.
(a)From and after the Effective Time, Purchaser shall and shall cause the Company to, to the greatest extent permitted by Law, indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ obligations existing prior to Closing, including existing as of the date hereof, to indemnify and hold harmless, including obligations to advance funds for expenses) each Person who served or serves as a former or present director or officer of the Company or any of its Subsidiaries and each Person who served or serves as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each such Person, together with such Person’s heirs, executors or administrators, an “Indemnified Person”), against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request or for the benefit of the Company or any of its Subsidiaries as a director, officer, trustee or fiduciary of another Person, whether asserted or claimed prior to, at or after the Effective Time. Purchaser shall, and shall cause the Company to, use reasonable best efforts to assist in the defense of such matter with the Indemnified Person in the defense of any such Proceeding.
(b)As of the Effective Time, the Company shall have purchased, and, following the Effective Time, Purchaser shall cause the Company to maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall be effective for a period from the Effective Time through and including the date six (6) years after the Effective Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less favourable, in the aggregate, than the coverage currently provided by the Current Policy; provided, that the Company shall not be required to pay any amounts in respect of such coverage prior to the Effective Time.
(c)This Section 6.5 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by each Indemnified Person (each of whom shall, for the avoidance of doubt, be deemed third-party beneficiaries of this Agreement for purposes of this Section 6.5) and shall be binding on Purchaser, the Company and their successors and assigns. In the event that Purchaser or the Company, as applicable, or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or the Company, as applicable, assume and honor the obligations set forth in this Section 6.5.
(d)The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under any such policies.
Section 6.6    Public Announcements. The contents of the initial press releases issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall have been approved in advance by both such parties, and thereafter, except with respect to any press release or other public statement in connection with a Recommendation Withdrawal or any action taken pursuant to and, in each case, only to the extent permitted by Section 6.4(d), Section 6.4(g) or Article VIII), so long as this Agreement is in effect, the parties will consult with each other in good faith before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, will not issue any such press release or make any such public statement without the consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the restrictions set forth in this Section 6.6 shall not apply to any press release or other public statement issued or made, or proposed to be issued or made, that is consistent in all material respects with previous press releases or public statements made by a party hereto in accordance with this Section 6.6.
Section 6.7    Employee Matters.
(a)Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Purchaser shall, or shall cause the Company and each of its Subsidiaries, for so long as a Current Employee remains employed by Purchaser and its Subsidiaries during the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for such Current Employee his or her salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities and all other compensation and benefits, including notice of termination and severance entitlements but excluding transaction, change in control or retention bonuses, long-term incentive arrangements, nonqualified deferred compensation and retiree medical coverage, that are substantially comparable in the aggregate, to those maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, nothing herein shall require the replication of any specific Company compensation or benefit plan or any specific benefit, or prevent the amendment or termination of any Company Benefit Plans or interfere with Purchaser’s or Company’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.7 shall limit the right of Purchaser, the Company or any of its Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable Law, any applicable notice of termination and severance entitlements and any applicable Company Benefit Plan.
(b)As of and after the Effective Time, Purchaser shall, or shall cause the Company to, give each Current Employee full credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accruals, except for purposes of vacation and notice of termination and severance) under any Company Benefit Plans and any other pension, supplemental pension, retirement, employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Purchaser, the Company or its Subsidiaries (each, a “Purchaser Plan”) for such Current Employee’s service with the Company and its Subsidiaries and their predecessor entities prior to the Effective Time, to the same extent such service is recognized as of immediately prior to the Effective Time by Purchaser, the Company or its Subsidiaries under comparable Company Benefit Plans.
(c)The provisions of this Section 6.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any person (including, for the avoidance of doubt, any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.7) under or by reason of any provision of this Agreement, (ii) establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Company Benefit Plan or any Purchaser Plan, (iii) alter or limit the ability of any of Purchaser, the Company, or any of their respective Subsidiaries, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) is intended to confer upon any Company Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(d)Prior to the Effective Date, the Company shall use commercially reasonable efforts to obtain resignations from each of the directors of the Company effective as at the Effective Time in exchange for a full and final mutual release by the Company in favour of each director, and by such director in favour of the Company, of all claims or any nature whatsoever in connection with, arising out of or pertaining to the fact that the director was a director of the Company, subject to customary exceptions.
(e)Prior to the Effective Date, the Company shall use commercially reasonable efforts to cause the Management Services Agreement by and among Stelco Inc. and AKFL 6 LLC dated January 1, 2022 to be terminated effective on the Effective Date, without compensation or damages in respect of such termination.
Section 6.8    Debt Financing.
(a)Parent shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions in the Debt Commitment Letter by no later than the Closing, including using reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter on terms and conditions described in the Debt Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) satisfy, or cause to be satisfied, or obtain a waiver of, on a timely basis, all conditions to Parent obtaining the Debt Financing set forth in the Debt Commitment Letter and amounts under the Parent Credit Agreement, and comply with its obligations thereunder and (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including implementing any “flex” provisions in the Debt Commitment Letter necessary to obtain the Debt Financing).
(b)Parent will, promptly upon the Company’s request, keep the Company informed in reasonable detail with respect to Parent’s efforts to arrange and obtain the Debt Financing and any amounts under the Parent Credit Agreement to satisfy the Required Funds, and all other material activity concerning the status of the Debt Financing. Parent will deliver to the Company true, correct and complete copies of any executed definitive agreements and documentation entered into in connection with the Debt Financing promptly when available and drafts thereof from time to time to the extent permitted by the confidentiality restrictions in the Financing Documents.
(c)If any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated in the Debt Commitment Letter and/or the Parent Credit Agreement, regardless of the reason therefor, Parent shall promptly notify the Company in writing of such unavailability and shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative debt or equity financing in an amount sufficient for Parent to fund the Required Funds (“Alternative Financing”). Such Alternative Financing shall not: (i) be on terms and conditions that are materially less favourable to Parent than the terms and conditions contemplated in the Debt Commitment Letter as in effect on the date hereof or subject to any conditions precedent to funding that are additional to, expand on or are more onerous on Parent than the conditions contemplated in the Debt Commitment Letter except any customary conditions that (taken as a whole) are not materially less favourable to Parent than the conditions (taken as a whole) contained in the Debt Commitment Letter as in effect on the date hereof (including, in the case of the Debt Financing, the “flex” provisions contained in any Debt Commitment Letter) and that would not reasonably be expected to make the funding of such Alternative Financing less likely to occur than the conditions set forth in the Debt Commitment Letter and (ii) have the effect or the expected effect of (x) impairing, preventing, delaying or materially impeding the consummation of the transactions contemplated by this Agreement, (y) adversely impacting the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, or (z) imposing obligations on the Company that would be effective prior to Closing other than in furtherance of the Company’s obligations in Section 6.8(e). Parent shall promptly deliver to the Company true, correct and complete copies of such Alternative Financing documentation when available. The provisions of this Section 6.8 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.8 all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing. Upon obtaining commitments for Alternative Financing, such commitments shall be deemed to constitute Debt Financing Commitments hereunder. For the avoidance of doubt, Parent arranging and obtaining, in replacement of the Debt Financing, new or replacement financing in accordance with this Section 6.8 shall not modify or affect in any way the Company’s rights pursuant to this Agreement or Parent’s and Purchaser’s obligations pursuant to this Agreement.
(d)Parent shall (i) comply in all material respects with the Parent Credit Agreement, the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Parent Credit Agreement and the Debt Commitment Letter, the “Financing Documents”) and (ii) subject to the satisfaction or waiver of the conditions precedent thereto, cause the Debt Financing Sources and other lenders to fund the Funding Obligations necessary to fund the Required Funds at or prior to the time the Closing. Parent shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any waiver or release of any provision or remedy under, the Financing Documents that (individually or in the aggregate with any other amendments, modifications, waivers or releases) would (A) reduce (or have the effect of reducing) the aggregate amount of cash proceeds available from the Debt Financing (including, for greater certainty, any Alternative Financing) except in accordance with the terms thereof and under the Parent Credit Agreement below the amount required to fund the Required Funds at Closing, (B) impose any new or additional condition, or expand or adversely modify any condition, to the availability or receipt of any portion of the Debt Financing, or otherwise amend or modify, or waive any provision or remedy under, the Financing Documents in a manner that would reasonably be expected to impair, prevent, or materially delay the consummation of the transactions contemplated by this Agreement or the funding of any portion of the Required Funds (or satisfaction of any condition to obtaining any portion of the Debt Financing Commitments), (C) impose any obligations on the Company that would be effective on or prior to Closing or (D) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Documents. Upon executing any amendment, supplement or modification of the Financing Documents, Parent shall, as soon as reasonably practicable (and in any event, within two Business Days), provide a true, correct and complete copy thereof to the Company (provided that, solely with respect to any fee letters forming part of the Financing Documents, the economic, financial or “flex” terms (none of which affects availability, timing, conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copy). Parent shall not release or consent to the termination of the obligations of any other party under the Debt Commitment Letter, except in connection with substitutions of the Debt Financing permitted hereunder or for assignments and replacements of an individual financing source in accordance with the terms and conditions of the Debt Commitment Letter.
(e)From and after the date hereof and prior to the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives, including legal and accounting Representatives, to provide all reasonable cooperation requested by Parent in connection with arranging, obtaining and syndicating the Debt Financing (including for all purposes of this Section 6.8(e), any permanent takeout financing (whether in the form of notes, term loans or otherwise) with respect to any bridge financing component of the Debt Financing) by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, taken as a whole), which cooperation shall include using reasonable best efforts to:
(i)furnish Parent and its Debt Financing Sources with (A) to the extent not already publicly available, such historical financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries of the type customarily included in private placements of debt securities pursuant to Rule 144A promulgated under the Securities Act, that is reasonably requested or required by Parent or its Debt Financing Sources, such financial statements to be limited to audited consolidated balance sheets and related statements of consolidated operations, comprehensive income, changes in equity and cash flows and related notes thereto of the Company, for the two (2) fiscal years most recently ended at least 60 days prior to the Effective Date and unaudited consolidated balance sheets and related statements of consolidated operations, comprehensive income, changes in equity and cash flows and related notes thereto of the Company, for the interim period including each subsequent fiscal quarter and the most recent fiscal quarter (excluding the fourth quarter of any fiscal year) ended at least 40 days prior to the Effective Date, in each case, with comparative financial information for the equivalent period of the prior year (which shall have been reviewed by the independent auditors for the Company) and (B) drafts of customary comfort letters (which include negative assurance and change period comfort) to be prepared by the independent auditors for the Company that can be provided in final form on any expected pricing date and closing date during the relevant period in connection with any offering of debt securities that constitutes all or a component of the Debt Financing (collectively, the “Required Information”);
(ii)participate (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender and/or investor meetings, lender and/or investor presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times;
(iii)provide reasonable assistance to Parent and its Debt Financing Sources in the marketing efforts in respect of the Debt Financing, including in its preparation of customary information memoranda and other syndication materials for revolving and term loan facilities and offering memoranda, registration statements and other offering materials for debt securities, rating agency presentations, investor presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Debt Financing (including “public side” versions thereof), in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries;
(iv)ensure that an officer of the Company executes promptly after request customary representation and “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders;
(v)deliver at least three (3) Business Days prior to the Effective Date information and documentation related to the Company and its Subsidiaries required and reasonably requested in writing by Parent at least ten (10) Business Days prior to the Effective Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(vi)assist Parent and any of the Debt Financing Sources in the conduct of any field examination and inventory appraisals, the preparation of any related reports, including any borrowing base certificate, and the preparation for the establishment of blocked account agreements and other cash management agreements in connection with any portion of the Debt Financing in the form of an asset-based credit facility;
(vii)assist in obtaining corporate and facility credit ratings;
(viii)assist in the negotiation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, security agreements, customary closing certificates and other certificates, letters and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Debt Financing;
(ix)facilitate the obtaining of guarantees, pledging of collateral and perfection of security interests in collateral for the Debt Financing from and after the Closing and delivering to the Debt Financing Sources at the Closing all certificates representing outstanding equity interests of the Subsidiaries of the Company;
(x)take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing; and
(xi)cause its independent accountants to provide customary assistance and cooperation reasonably requested by Parent in connection with the offering of debt securities, including (i) providing reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information, (ii) providing any reasonable and customary written consents reasonably requested by Parent to use auditor or other reports prepared by such independent accountants relating to the Company’s or its Subsidiaries’ financial statements in connection with the Debt Financing and to be named as an “Expert” in any document related to any such offering”, and (iii) participating in customary due diligence sessions on reasonable advance notice during normal business hours and at mutually agreed times.
(f)The cooperation and other obligations contemplated by Section 6.8(e) shall not (A) require any action that would (or would reasonably be expected to) (i) cause any representation, warranty or other provision in this Agreement to be breached or (ii) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any of its Subsidiaries or their respective Representatives to (i) other than with respect to the representation or authorization letter contemplated by Section 6.8(e)(iv), execute, deliver, enter into, approve or perform any agreement, commitment, document or instrument, or modification of any agreement, commitment, document or instrument or incur any other actual or potential liability or obligation relating to the Debt Financing, (ii) deliver or cause the delivery of any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing (excluding any customary authorization letters contemplated by Section 6.8(e)(iv) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), (iii) cause any director, officer, employee or agent of the Company or its Subsidiaries to incur any personal liability, (iv) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection to the Debt Financing or the incurrence of indebtedness thereby prior to the Closing in connection with the Debt Financing or (v) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any liability or obligation of any kind or give any indemnities prior to the Closing in connection with the Debt Financing, (C) require the Company or any of its Subsidiaries or their respective Affiliates and Representatives to deliver any certificate or take any action pursuant to Section 6.8(e) if doing so would reasonably be expected to result in liability to the Company or such Subsidiary, Affiliate or Representative, (D) require the Company or any of its Subsidiaries to provide, or cause to be provided, information that in the reasonable judgement of the Company would result in the disclosure of any trade secrets or any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product or would reasonably be expected to result in the loss of any attorney-client privilege, (E) require the Company or any of its Subsidiaries to take any action that would or would reasonably be expected to conflict with or violate its organizational documents or any applicable Laws or result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party that have been disclosed to Parent or any applicable Laws or (F) require the preparation or delivery of any financial statements, other financial data audit reports or comfort letters, other than the Required Information; it being understood and agreed that under no circumstances shall the Company and its Subsidiaries be required to provide projections, estimates or pro forma financial information, including any pro forma cost savings, synergies, capitalization or other pro forma adjustments to be incorporated into any pro forma financial information, all of which shall be the responsibility of Parent (provided, however, that the Company shall comply with its obligation in Section 6.8(e)(xi)). Nothing contained in this Section 6.8 or otherwise shall require the Company or any of its Subsidiaries, prior to Closing, to be an issuer or other obligor with respect to the Debt Financing.
(g)None of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the Debt Financing that is not advanced to the Company by Parent. Parent shall on the earlier of the Effective Date and the termination of this Agreement, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorney’s fees and expenses and the fees and expenses of the Company’s independent auditors) incurred by the Company or its Subsidiaries in connection with complying with the obligations in Section 6.8(e) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities and Damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any other financing that Parent may raise in connection with the transactions contemplated hereby, any cooperation provided pursuant to this Section 6.8 and any information utilized in connection therewith (other than information provided by or on behalf of the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or wilful and material breach of this Section 6.8 by the Company or any of its Subsidiaries or their respective Representatives (the reimbursement and indemnification obligations of Parent set forth in this sentence are referred to, collectively, as the “Reimbursement Obligations”). The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ trademarks and logos in connection with the Debt Financing, provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their trademarks or logos. All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.8 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that (x) such information may be shared on a confidential basis with any actual or prospective Debt Financing Sources, their representatives and Affiliates in connection with the Debt Financing and (y) Parent, its Representatives and the Debt Financing Sources, their representatives and Affiliates shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing so long as Parent and its Representatives reasonably cooperate with the Company in order to permit the Company to comply with its obligations under applicable Law relating to the disclosure of such confidential information; provided that Parent shall remain liable for any breach by the Debt Financing Related Parties or their respective representatives of the confidentiality obligations set forth in the Confidentiality Agreement.
(h)The Parties hereto acknowledge and agree that the provisions contained in this Section 6.8 represent the sole obligation of the Company, its Subsidiaries and its Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand or modify such obligation.
Section 6.9    Treatment of Company Credit Agreement. The Company shall deliver all notices in accordance with the terms of the Company Credit Agreement and any related loan document, shall use reasonable best efforts to obtain and deliver to Purchaser no later than three (3) Business Days prior to the Effective Time a customary, executed payoff letter (the

“Payoff Letter”), lien terminations and other instruments of discharge in customary form and substance from the lenders or the administrative agent under the Company Credit Agreement and shall take all other reasonable actions to facilitate (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all Indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination of the Company Credit Agreement and the related loan documents and any letters of credit or similar instruments that are cash collateralized on the Effective Date in accordance with the terms of the Company Credit Agreement and the related loan documents) under the Company Credit Agreement and the related loan documents, (ii) the termination of the Company Credit Agreement and all related loan documents and (iii) the release of all Liens and guarantees related to the Company Credit Agreement and the related loan documents and granting to Purchaser or its Representatives the right to file releases or discharges of any registrations evidencing such Liens securing obligations related to the Company Credit Agreement and any documents related thereto; provided that (A) in no event shall this Section 6.8(a) require the Company to cause any such satisfaction, termination or release other than at the Effective Time and (B) Purchaser shall provide, or cause to be provided, all funds required to effect such repayment.
Section 6.10    Confidentiality Agreement. Purchaser acknowledges the terms of the Confidentiality Agreement, and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s rights under such agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall prevail.
Section 6.11    Company Plans. Notwithstanding any provision herein to the contrary, at or prior to the Effective Time, the Company, the Board or the Compensation Committee of the Board, as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the provisions of this Agreement and the Plan of Arrangement related to the Company DSUs, Company Options, Company RSUs, Company PSUs and Company SARs.
Section 6.12    Litigation. The Company shall promptly notify Purchaser of any Proceeding brought or threatened against the Company or its directors by or on behalf of any holder of any Company Securities relating to this Agreement or the transactions contemplated hereby (other than any matter provided for in Section 2.5) and shall keep Purchaser reasonably and promptly informed with respect to the status thereof. The Company shall give Purchaser the right to review and comment on all material filings or responses to be made by the Company in connection with any such Proceeding (and the Company shall in good faith take such comments into account) and the opportunity to participate in the defense and settlement of such Proceeding, and the Company shall not agree to any such settlement without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.13    Reorganization.
(a)The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate with Purchaser in planning, preparing and effectuating any reorganization of the Company’s or any of its Subsidiaries’ corporate structure, capital structure, business or operations, or transfer of securities, assets or business, in each case, to be completed prior to the Closing, as Purchaser may reasonably request or as may be necessary or appropriate to complete the transactions contemplated hereby, including amalgamations, liquidations, reorganizations or stock or asset transfers (each a “Reorganization Transaction”), and to use its commercially reasonable efforts to implement any such Reorganization Transaction as Purchaser may reasonably request; provided, however, that (i) such Reorganization Transaction does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) such Reorganization Transaction is not, in the opinion of the Company, acting reasonably, prejudicial to the holders of Company Securities, the Company or any of its Subsidiaries and does not result in Taxes being imposed on, or any adverse Tax or other consequences to, any holder of Company Securities incrementally greater than the Taxes or other consequences to such holders in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 6.13, (iii) such Reorganization Transaction shall not impede or delay, or prevent, the receipt of the Regulatory Approvals, the satisfaction of any other conditions set forth in Article VII or consummation of the transactions contemplated hereby, (iv) such Reorganization Transaction does not require the Company to obtain the approval of the Company Shareholders (other than is obtained by virtue of the approval of the Arrangement) and does not require the Company or any of its Subsidiaries to obtain any consent of any third party if obtaining such consent would reasonably be expected to impede or delay the consummation of the transactions contemplated hereby, (v) Purchaser shall pay all direct or indirect costs and liabilities, fees, Damages, penalties, except where incurred in connection with the matters contemplated by this Agreement, and Taxes that may be incurred by the Company or its Subsidiaries as a consequence of the implementation of or to unwind any such Reorganization Transaction if the Arrangement is not completed, including actual out-of-pocket costs and expenses for filing fees and expenses of external counsel and auditors which may be incurred in connection with such Reorganization Transaction, (vi) no such Reorganization Transaction or any action of the Company or its Subsidiaries requested by Purchaser in connection therewith shall be considered to constitute a breach of the representations, warranties, covenants or agreements of the Company hereunder or in determining whether any of the conditions in Section 7.1 or Section 7.2 have been satisfied, (vii) such Reorganization Transaction shall not be contrary to applicable Laws or the organizational documents of the Company or any of its Subsidiaries (excluding wholly-owned Subsidiaries) and would not result in any breach by the Company or any of its Subsidiaries of any Contract or Permit; (viii) such Reorganization Transaction shall not become effective unless Purchaser has irrevocably waived or confirmed in writing the satisfaction of all conditions in Section 7.1 and Section 7.2 and shall have confirmed in writing that it will, upon completion of the Reorganization Transaction, promptly and without condition or delay proceed to effect the Arrangement and (ix) such Reorganization Transaction is effected as close as reasonably practicable to the Effective Time.
(b)Purchaser shall provide written notice to the Company of any proposed Reorganization Transaction at least ten (10) Business Days prior to the anticipated Effective Time. Upon receipt of such notice, Purchaser and the Company shall, subject in all cases to Section 6.13(a), work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement, to give effect to such Reorganization Transaction. No Reorganization Transaction will be made effective unless (i) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective, (ii) such Reorganization Transaction can be reversed or unwound without adversely affecting the holders of Company Securities, the Company or any of its Subsidiaries in the event the Arrangement does not become effective and this Agreement is terminated (after giving effect to any reimbursement required by this Section 6.13), or (iii) the Company otherwise consents to such Reorganization Transaction, acting reasonably. The obligation of Purchaser to reimburse the Company for fees and expenses and be responsible for costs as set out in this Section 6.13 will be in addition to any other payment Purchaser may be obligated to make hereunder and will survive termination of this Agreement. If the Arrangement is not completed for any reason, and without prejudice to any other remedy of the Company, Purchaser hereby indemnifies and holds harmless the Company and its Subsidiaries and their respective Representatives from and against all liabilities, losses, Damages and Taxes suffered or incurred by any of them in connection with or as a result of any Reorganization Transaction, or to reverse or unwind any Reorganization Transaction.
Section 6.14    Real Property Matters. At the option of Purchaser, the Company agrees to use commercially reasonable efforts to assist Purchaser in connection with arranging new owner’s title insurance policies (at the sole cost and expense of Purchaser) or Purchaser bringing down and amending for Closing, any existing owner’s title insurance policies in favour of the Company or any Subsidiary thereof, in such form, with such additional endorsements, and in an amount reasonably acceptable to Purchaser.
Section 6.15    CCAA Proceedings. The Company will reasonably cooperate with and provide assistance to, and will cause its Subsidiaries and its and their respective officers and employees, to cooperate with and provide assistance to, Ernst & Young Inc. in its capacities as court-appointed monitor (the “Monitor”) and interim land restructuring officer (“LRO”) in the CCAA Proceedings to enable the Monitor and LRO to be discharged from their duties and the CCAA Proceedings to be terminated, in each case as soon as practicable.
Section 6.16    Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees the due and punctual performance by Purchaser of each and every obligation of Purchaser arising under this Agreement and the Arrangement, including, without limitation, the due and punctual payment and delivery of the Consideration pursuant to the Arrangement.
ARTICLE VII
CONDITIONS OF THE ARRANGEMENT
Section 7.1    Conditions to the Obligations of Each Party. The obligations of each of the Company, Purchaser and Parent to consummate the Arrangement are subject to the satisfaction of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, with the written consent of each of Purchaser and the Company):
(a)Shareholder Approval. The Arrangement shall have been approved by the Requisite Vote in accordance with the Interim Order.
(b)Interim Order and Final Order. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the Company and Purchaser, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably.
(c)Investment Canada Act Approval. The Investment Canada Act Approval shall have been obtained.
(d)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which (i) prohibits, restrains or renders illegal the consummation of the Arrangement or (ii) would or would reasonably be likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole (including a material adverse effect that would come into effect at the Closing).
(e)Parent Share Listing. The Consideration Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.
(f)Competition Act Approval. The Competition Act Approval shall have been obtained.
(g)HSR Approval. The HSR Approval shall have been obtained.

(h)SIF Approval. The SIF Approval shall have been obtained.
Section 7.2    Conditions to the Obligations of Purchaser and Parent. The obligations of Purchaser and Parent to consummate the Arrangement are subject to the satisfaction or valid waiver of the following further conditions (which may be waived, in whole or in part, with the written consent of Purchaser):
(a)Representations and Warranties. Each representation and warranty (i) set forth in Section 3.5(a) and the first sentence of Section 3.5(b) shall be true and correct in all respects both as of the date of this Agreement and at and as of the Closing as if made at and as of such time, other than failures to be true and correct which, individually or in the aggregate, are a de minimis inaccuracy, (ii) set forth in Section 3.1, Section 3.2, Section 3.5(b) (other than the first sentence), Section 3.6, Section 3.26 and Section 3.28 shall be true and correct in all material respects both as of the date of this Agreement and at and as of the Closing as if made at and as of such time; (iii) set forth in Section 3.11(a) shall be true and correct both as of the date of this Agreement and at and as of the Closing as if made at and as of such time; and (iv) set forth in Article III, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) both as of the date hereof and at and as of the Closing as if made at and as of such time, except in the case of this clause (iv) where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, provided, in each case, that any representation and warranty made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
(c)Officer’s Certificate. Purchaser shall have received a certificate signed by an officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).
(d)Material Adverse Effect. Since the date of this Agreement, no Change that is a Company Material Adverse Effect shall have occurred and be continuing.
(e)Dissent Rights. Dissent Rights shall not have been exercised in respect of more than 7.5% of the outstanding Shares.
Section 7.3    Conditions of the Obligations of the Company. The obligation of the Company to consummate the Arrangement is subject to the satisfaction or valid waiver of the following further conditions (which may be waived, in whole or in part, with the written consent of the Company):
(a)Representations and Warranties. Each representation and warranty of Purchaser and Parent (i) set forth in Section 4.1, Section 4.2 and Section 4.5(a) shall be true and correct in all material respects (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) both as of the date of this Agreement and at and as of the Closing as if made at and as of such time; and (ii) set forth in Article IV, other than those described in clause (i) above, contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein) both as of the date hereof and at and as of the Closing as if made at and as of such time, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, provided, in each case, that any representation and warranty made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.
(b)Performance of Obligations of Purchaser. Purchaser and Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.
(c)Material Adverse Effect. Since the date of this Agreement, no Change that is a Parent Material Adverse Effect shall have occurred and be continuing.
(d)Officer’s Certificate. The Company shall have received a certificate signed by an officer of Purchaser and Parent certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Arrangement and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of the Arrangement by the Company Shareholders):

(a)by mutual written consent of the Company and Purchaser;
(b)by either the Company or Purchaser, if:
(i)the Effective Time shall not have occurred on or before 5:00 p.m., Toronto time, on April 14, 2025 (the “End Date”); provided, however, that the party seeking to exercise such termination right shall not be entitled to do so if the failure of the Effective Time to occur by such time is principally caused by or the result of, the failure of such party (with respect to Purchaser, including Parent) to perform or observe any of the covenants or agreements of such party (with respect to Purchaser, including Parent) set forth in this Agreement; provided, however, that if as of immediately prior to such time, all the conditions to Closing, other than the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(f), Section 7.1(g) or Section 7.1(h) shall have been satisfied or shall be capable of being satisfied, the End Date may be extended by either Purchaser or the Company by written notice to the other party to May 29, 2025, which date shall thereafter be deemed to be the End Date, and provided further, however, that if as of immediately prior to such time, all the conditions to Closing, other than the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(f), Section 7.1(g) or Section 7.1(h) shall have been satisfied or shall be capable of being satisfied, the End Date may be extended by either Purchaser or the Company by written notice to the other party to July 14, 2025, which date shall thereafter be deemed to be the End Date;
(ii)if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if their (with respect to Purchaser, including Parent’s) breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint; or
(iii)the Company Meeting, including any adjournment thereof, at which the Arrangement has been voted upon shall have concluded and the Company Shareholders shall have failed to approve the Arrangement in accordance with the Interim Order.
(c)by the Company:
(i)if a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Parent set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date or has not been cured prior to the thirtieth (30th) day after giving of written notice thereof by the Company to Purchaser; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or
(ii)prior to obtaining the Requisite Vote, in order to substantially concurrently enter into a definitive acquisition agreement providing for a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.4(d).
(d)by Purchaser, if:
(i)there has been a wilful and material breach by or on behalf of the Company of any of the obligations under Section 6.4;
(ii)a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than its obligations under Section 6.4) shall have occurred which would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date or has not been cured prior to the thirtieth (30th) day after the giving of written notice thereof by Purchaser to the Company; provided, however, that neither Purchaser or Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or
(iii)(A) the Board or any committee thereof shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal or (B) the Company fails to include the Recommendation in the Company Circular.
The party desiring to terminate this Agreement shall give notice to the other party in accordance with Section 9.1 specifying the provision or provisions pursuant to which said termination is effective.

Section 8.2    Termination Fee.
(a)In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) [Superior Proposal] or by Purchaser pursuant to Section 8.1(d)(i) [Material Breach] or Section 8.1(d)(iii) [Recommendation Withdrawal], then the Company shall, in consideration for the disposition of Parent’s and Purchaser’s rights under this Agreement to (among other things) directly or indirectly acquire the Shares, pay the Termination Fee to Parent (or as directed by Parent) as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(c)(ii) [Superior Proposal] or within two (2) Business Days following termination of this Agreement in the case of a termination pursuant to Section 8.1(d)(i) [Material Breach] or Section 8.1(d)(iii) [Recommendation Withdrawal].
(b)In the event that (1) this Agreement (i) is terminated by Purchaser or the Company pursuant to Section 8.1(b)(i) [End Date] or Section 8.1(b)(iii) [No Shareholder Approval] (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable by Purchaser pursuant to Section 8.1(b)(i) [End Date] or Section 8.1(b)(iii) [No Shareholder Approval]), or (ii) is terminated by Purchaser pursuant to Section 8.1(d)(ii) [Company Breach] (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable by Purchaser pursuant to Section 8.1(d)(ii) [Company Breach]) and, (2) at any time after the date hereof and prior to such termination, an Acquisition Proposal shall have been publicly announced or publicly made known and not publicly withdrawn (or in the case of clause (ii) shall have been communicated or made known to the Board and not publicly withdrawn) and, (3) if within twelve (12) months after such termination, the Company or any of its Subsidiaries consummates an Acquisition Proposal, or enters into a definitive agreement with respect to an Acquisition Proposal which is subsequently consummated (regardless of when such Acquisition Proposal is consummated), then, on the date of the consummation of such Acquisition Proposal, the Company shall pay the Termination Fee to Parent (or as directed by Parent) (for purposes of the foregoing clauses (2) and (3), references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).
(c)In the event that this Agreement is terminated by Purchaser or the Company pursuant to Section 8.1(b)(iii) [No Shareholder Approval] (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable by Purchaser pursuant to Section 8.1(b)(iii) [No Shareholder Approval]), then the Company shall pay Parent (or as directed by Parent) $15,000,000 (the “Expense Reimbursement”) in respect of expenses incurred by Parent, Purchaser and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby without need for supporting documentation within two (2) Business Days following such termination. Any Expense Reimbursement shall be credited against any subsequently payable Termination Fee.
(d)Any amount that becomes payable pursuant to Section 8.2(a), Section 8.2(b) or Section 8.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent (or the party directed by Parent).
(e)Each of the Company, Parent and Purchaser acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, and that, without these agreements, neither the Company, Parent nor Purchaser would have entered into this Agreement, and that any amounts payable pursuant to this Section 8.2 are not a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 8.2 within the time periods specified in this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Purchaser or Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal plus 5.0%, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment (the obligations in this sentence, in respect of any Person, are referred to collectively as the “Enforcement Expenses”).
(f)Notwithstanding anything to the contrary in this Agreement, but except as provided in Section 9.11 with respect to equitable remedies and in Section 8.4, Parent’s right to receive or direct payment of the Termination Fee or the Expense Reimbursement in the circumstances in which it is payable (and, in the case of the Expense Reimbursement, in the event that the Termination Fee does not become payable pursuant to Section 8.2(b)) and any Enforcement Expenses from the Company pursuant to this Section 8.2 shall be the sole and exclusive remedy available to Parent, Purchaser and their respective Affiliates for money damages against the Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents (collectively, the “Company Related Parties”) with respect to this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby (including for any liabilities and Damages suffered as a result of the failure of the transactions contemplated hereby to be consummated under any theory or for any reason), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby. In no event shall Purchaser and Parent be entitled to receive more than one of (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in the Agreement, (y) payment of the Termination Fee and (z) Damages with respect to this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby.
Section 8.3    Regulatory Termination Fee.
(a)If a Regulatory Termination Fee Event occurs, then Parent shall, in consideration for the disposition of the Company’s rights under this Agreement, pay the Regulatory Termination Fee to the Company (or as otherwise directed by the Company):

(i)prior to or concurrently with the occurrence of such Regulatory Termination Fee Event if this Agreement is terminated by Purchaser; or
(ii)within two (2) Business Days following the occurrence of such Regulatory Termination Fee Event if this Agreement is terminated by the Company.
(b)For the purposes of this Agreement, “Regulatory Termination Fee Event” means the termination of this Agreement by the Company or Purchaser pursuant to Section 8.1(b)(i) [End Date] or Section 8.1(b)(ii) [Illegality], provided that at the time of such termination, the conditions set forth in Section 7.1 and Section 7.2 (other than any one or more of Section 7.1(c), Section 7.1(d) to the extent it relates to Competition Act Approval, HSR Approval or Investment Canada Act Approval, Section 7.1(f), or Section 7.1(g)) have been satisfied or waived by Purchaser or by their terms are to be satisfied at Closing (provided that if Section 7.1(c) has not been satisfied, then Section 7.1(h) need not be satisfied where the Company has not materially breached its obligations to seek the SIF Approval in accordance with this Agreement); provided that Parent shall not be required to pay the Regulatory Termination Fee where Section 7.1(c), Section 7.1(d), Section 7.1(f) or Section 7.1(g) have not been satisfied by the End Date primarily due to a material breach by the Company of any of its obligations under this Agreement.
(c)Any amount that becomes payable pursuant to Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated by the Company (or the party directed by the Company).
(d)Each of the Company, Parent and Purchaser acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, neither the Company, Parent nor Purchaser would have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 are not a penalty. If Parent fails to pay as directed in writing by the Company any amounts due to accounts designated by the Company pursuant to this Section 8.3 within the time periods specified in this Section 8.3, Parent shall pay the Enforcement Expenses of the Company.
(e)Notwithstanding anything to the contrary in this Agreement, but except as provided in Section 9.11 with respect to equitable remedies and in Section 8.4, the Company’s right to receive or direct payment of the Regulatory Termination Fee in the circumstances in which it is payable and any Enforcement Expenses from Purchaser pursuant to this Section 8.3 shall be the sole and exclusive remedy available to the Company and its Affiliates for money damages against Purchaser, Parent and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents (collectively, the “Purchaser Related Parties”) with respect to this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby (including for any liabilities and Damages suffered as a result of the failure of the transactions contemplated hereby to be consummated under any theory or for any reason), and upon payment of such amount, none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby. In no event shall the Company be entitled to receive more than one of (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in the Agreement, (y) payment of the Regulatory Termination Fee and (z) Damages with respect to this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby.
Section 8.4    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Purchaser or Parent, except that the Reimbursement Obligations, Section 8.2, Section 8.3, Section 8.4 and Article IX will survive the termination hereof in accordance with their respective terms and the terms hereof; provided, however, that nothing herein shall relieve a party from liabilities for Damages incurred or suffered by another party as a result of any actual and intentional fraud or wilful and material breach by such first party of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent of such Damages.
ARTICLE 9
MISCELLANEOUS
Section 9.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given:
if to Purchaser or Parent, to:
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio, United States 44114-2315
Attention: James D. Graham / Adam D. Munson
Email: [Redacted: Email address] / [Redacted: Email address]

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue,
New York, New York, United States 10017
Attention: James Dougherty / Michael Gilson
Email: [Redacted: Email address] / [Redacted: Email address]
and
Blake, Cassels & Graydon LLP
199 Bay St., Suite 4000
Toronto, Ontario, Canada M5L 1A9
Attention: Paul Singh / Shlomi Feiner
Email: [Redacted: Email address] / [Redacted: Email address]
if to the Company, to:
Stelco Holdings Inc.
386 Wilcox Street
Hamilton, Ontario, Canada L8L 8K5
Attention: Paul Scherzer, Chief Financial Officer (with a copy to Paul Simon, General Counsel and Corporate Secretary)
Email: [Redacted: Email address] / [Redacted: Email address]
with a copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling LLP
199 Bay St., Suite 4405
Toronto, Ontario, Canada M5L 1E8
Attention: Sean Skiffington / Ryan Robski
Email: [Redacted: Email address] / [Redacted: Email address]
and
McCarthy Tétrault LLP
66 Wellington Street West
Suite 5300, P.O. Box 48
Toronto, Ontario, Canada M5K 1E6
Attention: Robert Hansen
Email: [Redacted: Email address]
or such other address or email as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) on the day of sending, if sent by email prior to 5:00 p.m., Toronto time, on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m., Toronto time, on any Business Day or on any day other than a Business Day or (b) if given by any other means, when delivered at the address specified in this Section 9.1.
Section 9.2    Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. For the avoidance of doubt, Section 6.5 shall survive for six (6) years from the Effective Time and shall be enforceable by the Indemnified Persons against Purchaser and the Company during such period. Each of Purchaser and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.
Section 9.3    Expenses. Except as otherwise expressly provided in Section 6.8, Section 6.13 and Section 8.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.4    Filings. The parties will cooperate reasonably and in good faith to determine whether any transaction contemplated by this Agreement or the Plan of Arrangement (including any Reorganization Transaction), or any transaction that may be considered to be part of the same series of transactions contemplated by this Agreement or the Plan of Arrangement, is required to be reported to any applicable Governmental Authority pursuant to section 237.3 or 237.4 of the ITA (or any provisions of similar effect under any applicable provincial Tax legislation). If any party determines that any such transaction is reportable then it shall so notify all other parties and the parties shall reasonably cooperate in good faith (including sharing of draft reporting forms) to make any such reporting on a timely basis. Notwithstanding the foregoing and for greater certainty, each party shall be permitted to re-port any transaction to an applicable Governmental Authority to the extent that such party determines, acting reasonably, that such reporting is required by applicable Law.
Section 9.5    Amendment. Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may be amended by an instrument in writing signed by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of the Arrangement by the Company Shareholders and any such amendment may, without limitation (a) change the time for performance of any of the obligations or acts of the parties; (b) waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive any inaccuracies or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the parties; and/or (d) modify conditions contained in this Agreement; provided, however, that after approval of the Arrangement by the Company Shareholders, no amendment may be made which under applicable Law requires the further approval of the Company Shareholders without such further approval.
Section 9.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
Section 9.7    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (and any purported assignment without such consent shall be void and without effect), except that each of Purchaser and Parent may assign all or any of its rights and obligations hereunder to any Affiliate thereof; provided, however, that no such assignment shall relieve Purchaser or Parent of any of its obligations hereunder.
Section 9.8    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by electronic signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by the other party hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except (a) the Indemnified Persons are express beneficiaries of and may enforce Section 6.5, and (b) the Company Related Parties are express beneficiaries of and may enforce Section 8.2(f).
Section 9.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.10    Entire Agreement. This Agreement (including to the extent referred to herein, the Confidentiality Agreement) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior agreements and understandings between the parties with respect to such subject matter. In entering into this Agreement no party is relying upon any promise, statement or representation made by or on behalf of any party except as expressly set forth herein. The parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 9.11    Remedies.
(a)Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)The parties hereto agree that irreparable damage would occur, monetary damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or threatened to be breached). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties irrevocably waive any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.
Section 9.12    Governing Law; Jurisdiction; No Trial by Jury.
(a)This Agreement and all Proceedings arising in whole or part under or in connection herewith shall be interpreted, construed, performed, governed and enforced by and in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein without giving effect to any principle of conflict of law that would require or permit the application of the Law of another jurisdiction.
(b)Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Ontario Superior Court of Justice (Commercial List) located in the City of Toronto or, only if such court does not accept or have jurisdiction, such other court of competent jurisdiction located in the City of Toronto, in respect of any Proceeding arising out of or relating to this Agreement, the documents referred to in this Agreement, or the transactions contemplated hereby or thereby, and each hereby waives, and agrees not to assert, as a defense, by motion or otherwise, in any such Proceeding that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each of the parties irrevocably agrees that it is the intention of each such party that all claims with respect to such Proceeding shall be heard and determined in such a court.
(c)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12(c).
Section 9.13    Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
Section 9.14    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries, and each of their respective Affiliates, directors, officers, employees, representatives or agents it controls hereby: (a) agrees that all actions, suits, claims or counterclaims, litigation or other proceedings (including any civil, criminal, administrative, investigative or appellate proceeding) (collectively, the “Legal Proceedings”) by or before a Governmental Authority (whether at law or equity, in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, any Debt Financing or any agreements entered into in connection with any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder involving any Debt Financing Sources Related Parties shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, and such Legal Proceeding shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise provided in any Debt Commitment Letter, (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Legal Proceeding by or before a Governmental Authority (whether, at law or equity, in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, any Debt Financing or any agreements entered into in connection with any Debt Financing or any transactions contemplated hereby or thereby or the performance of any services thereunder against any Debt Financing Sources Related Party or their Representatives in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Company, its Subsidiaries and each of its controlled Affiliates in any such Legal Proceeding by or before a Governmental Authority shall be effective if notice is given in accordance with Section 9.1, (d) irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (e) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in any such Legal Proceeding brought against any Debt Financing Sources Related Parties directly or indirectly arising out of, under or in connection with this Agreement, any Debt Financing or any transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that this Agreement may not be enforced against any Debt Financing Sources Related Party or their Representatives and agrees that no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent and its Subsidiaries) relating to or arising out of this Agreement, any Debt Financing or any transactions contemplated hereby or thereby or the performance of any services thereunder (whether, in equity or law, in tort, contract or otherwise) (provided that notwithstanding the foregoing, nothing herein shall affect the rights of Parent against any Debt Financing Sources with respect to any Debt Financing or any transactions contemplated thereby or any services thereunder or Parent’s obligation to cause the Debt Financing Sources to fund the Debt Financing) and (g) agrees that the Debt Financing Sources Related Parties will be express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14 and that this Section 9.14 and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended in any way adverse to any Debt Financing Sources Related Parties without the prior written consent of the applicable Debt Financing Sources.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Arrangement Agreement to be duly executed by its authorized officer as of the day and year first written above.

STELCO HOLDINGS INC.

By:	/s/ Alan Kestenbaum
Name: Alan Kestenbaum
Title: Chief Executive Officer
[Signature Page to Arrangement Agreement]

CLEVELAND-CLIFFS INC.

By:	/s/ Lourenco Goncalves
Name: Lourenco Goncalves
Title: Chairman, President and Chief Executive Officer

13421422 CANADA INC.

By:	/s/ Clifford T. Smith
Name: Clifford T. Smith
Title: President

[Signature Page to Arrangement Agreement]

A-1
EXHIBIT A
SPECIAL RESOLUTION OF THE COMPANY SHAREHOLDERS
BE IT RESOLVED THAT:
1.The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Stelco Holdings Inc. (the “Company”) as more particularly described and set forth in the Company Circular of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.
2.The plan of arrangement, as it may be or has been amended, modified or supplemented in accordance with the terms of the Arrangement Agreement, (the “Plan of Arrangement”) involving the Company, the full text of which is attached to the Company Circular, is hereby authorized, approved and adopted.
3.The Arrangement Agreement by and among Cleveland-Cliffs Inc., 13421422 Canada Inc. and the Company dated July 14, 2024 (the “Arrangement Agreement”), as it has been or may be modified, supplemented or amended in accordance with its terms, the actions of the officers and directors of the Company in approving the Arrangement, in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto and causing the performance by the Company of its obligations thereunder are hereby ratified and approved.
4.Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of the Company are hereby authorized and empowered without further approval of the Company Shareholders (i) to amend or terminate the Arrangement Agreement, or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement, at any time prior to the Effective Time, as such term is defined in the Arrangement Agreement.
5.The Company is hereby authorized to apply for a final order from the Court to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.
6.Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver the articles of arrangement giving effect to the Arrangement and such other documents as are necessary or desirable to the director appointed under Section 260 of the CBCA in accordance with the Arrangement Agreement.
7.Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-1
EXHIBIT B
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
Under Section 192 of the Canada Business Corporations Act
concerning
Stelco Holdings Inc.
ARTICLE 1
INTERPRETATION
1.1    Definitions
For the purposes of this Plan of Arrangement, the following have the respective meanings set forth below:
“Affected Person” has the meaning set forth in Section 4.5(a);
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
“Arrangement” means the arrangement of the Company under the provisions of Section 192 of the CBCA on the terms and conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court in accordance with the Final Order with the consent of the Company and Purchaser;
“Arrangement Agreement” means the Arrangement Agreement dated July 14, 2024 by and among the Company, Purchaser and Parent as same may be amended, modified or supplemented from time to time in accordance therewith, prior to the Effective Time, providing for, among other things, the Arrangement;
“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement, to be considered at the Company Meeting, substantially in the form and content of Exhibit A of the Arrangement Agreement;
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to the Purchaser, acting reasonably;
“Broker” has the meaning set forth in Section 4.5(b)(i);
“Business Day” means any day other than the days on which banks in New York, New York, Cleveland, Ohio or Toronto, Ontario are required or authorized to close;
“Cash Portion of Consideration” means $60.00;
“CBCA” means the Canada Business Corporations Act;
“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Company” means Stelco Holdings Inc., a Canadian corporation;
“Company Circular” has the meaning set forth in the Arrangement Agreement;
“Company Credit Agreement” has the meaning set forth in the Arrangement Agreement;
“Company DSU” means a deferred share unit granted pursuant to the Company DSU Plan.
“Company DSU Plan” means the Company Deferred Share Unit Plan for non-executive directors of the Company,
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approved by the Company on May 25, 2018, as amended;
“Company Inventory Monetization Agreement” has the meaning set forth in the Arrangement Agreement;
“Company LTIP” means the Company Long Term Incentive Plan for officers and employees of the Company or any of its Subsidiaries, approved by the Company on May 25, 2018, as amended;
“Company Meeting” has the meaning set forth in the Arrangement Agreement;
“Company Option” means a stock option granted pursuant to the Company LTIP.
“Company PSU” means a performance share unit granted pursuant to the Company LTIP;
“Company RSU” means a restricted share unit granted pursuant to the Company LTIP;
“Company SAR” means a stock appreciation right granted pursuant to the Company LTIP;
“Company SAR Consideration” means, in respect of each Company SAR, (i) the SAR Fraction in respect of such Company SAR multiplied by 0.454 of a Parent Share, rounded to three decimal places, and (ii) the SAR Fraction in respect of such Company SAR multiplied by the Cash Portion of Consideration in cash;
“Company Securityholders” means Company Shareholders and Holders of Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs;
“Company Shareholders” means Holders of Shares;
“Company Subsidiary Subscriptions” means one or more subscriptions by the Company for additional common shares of the Subsidiaries of the Company pursuant to Section 3.1(d);
“Consideration” means, in respect of each Share, Company DSU and Company RSU, 0.454 of a Parent Share and the Cash Portion of Consideration in cash;
“Consideration Shares” means the Parent Shares to be issued pursuant to the Arrangement;
“Court” means the Ontario Superior Court of Justice (Commercial List) located in the City of Toronto;
“Debt Financing” has the meaning set forth in the Arrangement Agreement;
“Depositary” means Computershare Investor Services Inc. or a bank or trust company selected by Purchaser in its reasonable discretion and reasonably acceptable to the Company, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the parties;
“Director” means the Director appointed pursuant to Section 260 of the CBCA;
“Dissent Rights” has the meaning set forth in Section 5.1;
“Dissenting Shareholder” means any registered Company Shareholder as of the record date for the Company Meeting who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Shares;
“Effective Date” means the date shown on the Certificate of Arrangement;
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time on the Effective Date as specified in writing by Purchaser and reasonably acceptable to the Company;
“Equity Award Consideration Shares” means the Parent Shares to be delivered to Holders of Company DSUs, Holders of Company RSUs and Holders of Company SARs pursuant to the terms of the Plan of Arrangement;
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Time with the consent of both the Company and Purchaser or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal at the direction of the Court (provided that any such amendment is acceptable to both the Company and Purchaser);
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“Governmental Authority” means any nation or government or any agency, public or regulatory authority, taxing authority, self-regulatory organization (including stock exchanges), instrumentality, department, commission, court, arbitrator (public or private), ministry, tribunal or board of any nation, government or political subdivision or delegated authority thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;
“Holders” means (a) when used with reference to the Shares, the holders thereof shown from time to time in the register of holders of Shares maintained by or on behalf of the Company in respect of the Shares and, where the context so provides, includes joint holders of such Shares, (b) when used with reference to the Company Options, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of Company Options, (c) when used with reference to the Company DSUs, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of the Company DSUs, (d) when used with reference to the Company PSUs, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of the Company PSUs, (e) when used with reference to the Company RSUs, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of the Company RSUs and (f) when used with reference to the Company SARs, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of the Company SARs;
“Indebtedness” has the meaning set forth in the Arrangement Agreement;
“Interim Order” means the interim order of the Court, as the same may be amended, modified, varied or supplemented with the consent of both the Company and Purchaser, in respect of the Arrangement;
“ITA” means the Income Tax Act (Canada);
“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, in each case, of a Governmental Authority;
“Letter of Transmittal” means the letter of transmittal for use by registered Company Shareholders, in the form accompanying the Company Circular (which shall be reasonably acceptable to Purchaser), which shall specify that delivery shall be effected, and risk of loss and title to the Share certificates shall pass, only upon proper delivery of the Share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as the Company may specify (which shall be reasonably acceptable to Purchaser);
“Parent” means Cleveland-Cliffs Inc., an Ohio corporation;
“Parent Share Reference Price” means the volume-weighted average of the trading prices of the Parent Shares on the New York Stock Exchange per day as displayed under the VWAP function on the “CLF equity” Bloomberg page (or its equivalent successor if such page is not available) on each of the five (5) consecutive trading days commencing on the tenth (10th) trading day immediately before the Effective Date and ending on the sixth (6th) trading day immediately before the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events);
“Parent Shares” means the shares of common stock, $0.125 par value per share, of Parent;
“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof;
“Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;
“Pre-Closing Notice” means a notice to be executed by the parties to the Arrangement Agreement no later than the second (2nd) Business Day prior to the Effective Date specifying certain amounts and other actions as contemplated herein;
“Purchaser” means 13421422 Canada Inc., a Canadian corporation;
“Purchaser Loan” has the meaning set forth in Section 3.1(a);
“Refinancing” has the meaning set forth in Section 3.1(a);
“SAR Fraction” in respect of a Company SAR means the fraction of A divided by B, where A equals (i) $70.00 minus (ii) the grant value of such Company SAR and B equals $70.00; provided that where A is a negative amount, the SAR Fraction
3

will be deemed equal to zero;
“Shares” means the issued and outstanding Common Shares in the capital of the Company;
“SIF Agreement” has the meaning set forth in the Arrangement Agreement;
“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, (a) securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions or (b) more than 50% of the equity interests of the second Person;
“Tax” and “Taxes” have the meanings set forth in the Arrangement Agreement; and
“Withholding Obligation” has the meaning set forth in Section 4.5(a).
1.2    Headings and References
The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.
1.3    Time Periods
Unless otherwise specified, time periods within, or following, which any payment is to be made, or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
1.4    Currency
All sums of money which are referred to in this Plan of Arrangement are expressed in the lawful currency of Canada unless otherwise specified.
1.5    Time
Unless otherwise indicated, all times expressed herein or in any Letter of Transmittal are to local time, Toronto, Ontario.
1.6    Construction
In this Plan of Arrangement:
(a)unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;
(b)the word “including” or “includes” shall mean “including (or includes) without limitation”; and
(c)any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.
1.7    Governing Law
This Plan of Arrangement shall be governed by and construed in accordance with the CBCA, and the Laws of the Province of Ontario and other federal Laws of Canada applicable therein.
ARTICLE 2
PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT
2.1    Arrangement
This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.
2.2    Effectiveness
4

This Plan of Arrangement and the Arrangement, upon filing the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and will be binding on the Director, Purchaser (or its Affiliates), Parent, the Company, the Depositary and the Company Securityholders from and after the Effective Time, without any further authorization, act or formality on the part of the Court or any other Person from and after the Effective Time.
ARTICLE 3
THE ARRANGEMENT
3.1    Arrangement
Commencing immediately following the Effective Time, pursuant to the Arrangement, the following transactions shall occur and shall be deemed to occur in the order in which they appear without any further act or formality, effective as at five (5) minute intervals (in each case, unless otherwise specified):
(a)Purchaser Loan. If requested by the Company at least three (3) Business Days prior to the Effective Date, or such later date as agreed to by Purchaser and the Company, acting reasonably and having regard to the availability of the Debt Financing, Purchaser shall advance, or shall cause to be advanced, to or as directed by the Company, an amount in cash (the “Purchaser Loan”) equal to the sum of:
(i)the aggregate cash amount payable in respect of Company DSUs pursuant to Section 3.1(d)(iii);
(ii)the aggregate cash amount payable in respect of Company RSUs pursuant to Section 3.1(d)(v);
(iii)the aggregate cash amount payable in respect of Company SARs pursuant to Section 3.1(d)(vi); and
(iv)the aggregate amount payable, if any, in respect of the repayment and/or refinancing of any Indebtedness, excluding Indebtedness that will remain outstanding after the Effective Time, or other amounts as may be specified in the Pre-Closing Notice owing by the Company and/or its Subsidiaries in connection with the transactions contemplated by the Arrangement Agreement (including, if applicable, any amounts owing under the Company Credit Agreement, the Company Inventory Monetization Agreement and the SIF Agreement) (the “Refinancing”),
with a portion of the proceeds of such advance to be used by the Company to pay the subscription price for the Company Subsidiary Subscriptions and the balance of such proceeds to be used by the Company to satisfy its cash payment obligations pursuant to Section 3.1(d) and in satisfaction of the amounts payable by the Company in connection with the Refinancing, with such advance to be evidenced by a demand, non-interest bearing promissory note issued by the Company in favour of Purchaser.
(b)Transfer of Equity Award Consideration Shares. Purchaser shall transfer, or cause to be transferred, to or as directed by the Company, the number of Parent Shares as is equal to total number of Equity Award Consideration Shares to be delivered by or on behalf of the Company to Holders of Company DSUs, Holders of Company RSUs and Holders of Company SARs pursuant to Section 3.1(d), in exchange for a demand, non-interest bearing promissory note issued by the Company in favour of Purchaser, having a principal amount (as specified in the Pre-Closing Notice) equal to the product obtained by multiplying the aggregate number of Equity Award Consideration Shares to be issued pursuant to Section 3.1(d) by the Parent Share Reference Price.
(c)Company Subsidiary Subscriptions. The Company shall use a portion of the proceeds of the Purchaser Loan to subscribe for additional common shares of those Subsidiaries of the Company which are required to make payments in connection with the Refinancing, as specified in the Pre-Closing Notice.
(d)Company LTIP Awards and Company DSU Plan Awards. Subject to Section 3.2 and Section 3.3:
(i)the terms and provisions of the Company DSU Plan and the Company LTIP shall be amended to the extent necessary to conform, permit and provide for the transactions contemplated in this Section 3.1(d) and as otherwise contemplated by the Plan of Arrangement, the Arrangement and the Arrangement Agreement in relation to the Company DSUs, Company RSUs and Company SARs;
(ii)each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company LTIP, that has not, prior to the Effective Time, been exercised or surrendered in accordance with its terms shall, without any further action or formality on behalf of the Holder thereof and the Company and without any payment by such Holder, be deemed to be transferred by such Holder to the Company for no consideration, and none of the Company, Purchaser or Parent shall be obligated to pay the Holder of such Company Option any amount in respect of such Company Option, whereupon all Company Options shall be, and shall be
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deemed to be, cancelled by the Company, all obligations in respect of the Company Options shall be deemed to be discharged, and the Holders thereof shall cease to have any rights in respect thereof;
(iii)each Company DSU outstanding immediately prior to the Effective Time, that is held by a Holder of Company DSUs shall, notwithstanding the terms of the Company DSU Plan, without any further action by or on behalf of a Holder of Company DSUs, be deemed to be assigned and transferred by such Holder to the Company in exchange for the payment and delivery by or on behalf of the Company of the Consideration (less applicable withholding Taxes), and each such Company DSU shall immediately be cancelled and, following such payment, all of the Company’s obligations with respect to such Company DSU shall be deemed to be fully satisfied;
(iv)each Company PSU outstanding immediately prior to the Effective Time (whether vested or unvested), that is held by a Holder of Company PSUs shall, notwithstanding the terms of the Company LTIP, without any further action by or on behalf of such Holder of Company PSUs, be deemed to be assigned and transferred by such Holder to the Company for no consideration, and none of the Company, Purchaser or Parent shall be obligated to pay the Holder of such Company PSU any amount in respect of such Company PSU, whereupon all Company PSUs shall be, and shall be deemed to be, cancelled by the Company, all obligations in respect of the Company PSUs shall be deemed to be discharged, and the Holders thereof shall cease to have any rights in respect thereof;
(v)each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested), that is held by a Holder of Company RSUs shall, notwithstanding the terms of the Company LTIP, without any further action by or on behalf of such Holder of Company RSUs, be deemed to be assigned and transferred by such Holder to the Company in exchange for the payment and delivery by or on behalf of the Company of the Consideration (less applicable withholding Taxes), and each such Company RSU shall immediately be cancelled and, following such payment, all of the Company’s obligations with respect to such Company RSU shall be deemed to be fully satisfied;
(vi)each Company SAR outstanding immediately prior to the Effective Time (whether vested or unvested), that is held by a Holder of Company SARs shall, notwithstanding the terms of the Company LTIP, without any further action by or on behalf of such Holder of Company SARs, be deemed to be assigned and transferred by such Holder to the Company in exchange for the payment and delivery by or on behalf of the Company of the Company SAR Consideration (less applicable withholding Taxes) and, for greater certainty, where such amount is zero, such Company SAR shall be cancelled without any consideration, and each such Company SAR shall immediately be cancelled and, following such payment, all of the Company’s obligations with respect to such Company SAR shall be deemed to be fully satisfied;
(vii)(A) each Holder of Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs shall cease to be a Holder of such Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs, (B) such Holder’s name shall be removed from each applicable register, (C) the Company LTIP, the Company DSU Plan and all agreements relating to the Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs shall be terminated and shall be of no further force and effect and (D) each such Holder shall thereafter have only the right to receive any consideration or entitlement to which they are entitled pursuant to this Section 3.1(d); and
(viii)the Company LTIP and the Company DSU Plan and all agreements relating to the Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs shall be terminated and shall be of no further force and effect.
(e)Dissenting Shareholders. The outstanding Shares held by Dissenting Shareholders shall be deemed to be transferred by the Holders thereof to Purchaser without any further authorization, act or formality by such Holders, in consideration for the right to receive an amount determined and payable in accordance with Article 5, and
(i)such Dissenting Shareholders shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value by Purchaser for such Shares as set out in Article 5;
(ii)the names of such Dissenting Shareholders will be removed from the register of holders of Shares; and
(iii)Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all liens, charges, claims and encumbrances, and shall be recorded as the registered
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Holder thereof on the register of holders of Shares;
(f)Shares. Each outstanding Share, other than Shares held by Parent or any Subsidiary of Parent (including Purchaser) and including Shares transferred to Purchaser by Dissenting Shareholders described in Section 3.1(e), will be transferred by the Holders thereof to Purchaser without any further authorization, act or formality by such Holders, in exchange for the Consideration and, subject to Section 3.2 and Section 3.3:
(i)the Holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to receive the Consideration in accordance with this Plan of Arrangement;
(ii)the names of such Holders will be removed from the register of holders of Shares; and
(iii)Purchaser shall be deemed to be the legal and beneficial owner of such Shares so transferred, free and clear of all liens, charges, claims and encumbrances, and shall be recorded as the registered Holder thereof on the register of holders of Shares such that following the transactions contemplated by Section 3.1(e) and this Section 3.1(f), Purchaser shall be the legal and beneficial owner of 100% of the Shares other than Shares, if any, held by Parent or any of its Subsidiaries (other than Purchaser).
3.2    Entitlement to Cash Consideration
In any case where the aggregate Cash Portion of Consideration or the cash portion of the Company SAR Consideration payable to a particular Holder under the Arrangement would, but for this provision, include a fraction of $0.01, the cash consideration payable shall be rounded to the nearest $0.01.
3.3    No Fractional Shares
In no event shall any Holder be entitled to a fractional Parent Share. Where the aggregate number of Parent Shares to be issued to a Holder as consideration under the Arrangement would result in a fraction of a Parent Share being issuable, the number of Parent Shares to be received by such Holder shall be rounded down to the nearest whole Parent Share. In lieu of any such fractional Parent Share, each Holder entitled to a fractional interest in a Parent Share will be entitled to receive a cash payment equal to such fractional interest multiplied by the Parent Share Reference Price, converted to Canadian dollars using the “US Dollar” daily exchange rate published by the Bank of Canada on the third (3rd) Business Day immediately preceding the Effective Date or, in the event such daily exchange rate is not available, the Canadian dollar-U.S. dollar exchange rate on the Business Day immediately preceding the Effective Date, as may be determined by Parent (which shall be reasonably acceptable to the Company), and rounded to the nearest $0.01.
ARTICLE 4
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION
4.1    Delivery of Consideration and Company SAR Consideration
(a)At or prior to the Effective Time, Purchaser (or Parent, on behalf of Purchaser) shall deposit or cause to be deposited with the Depositary, for the benefit of each Holder of Shares, Company DSUs, Company RSUs and Company SARs, the Parent Shares (in the case of Parent Shares deliverable to Holders of Company DSUs, Company RSUs and Company SARs, to the extent directed by the Company in accordance with Section 3.1(b)) and (solely in the case of Consideration payable to Company Shareholders) the cash, in Canadian dollars, to which each such Holder is entitled pursuant to Section 3.1(d) or Section 3.1(f), as applicable, upon the transfer of the Shares to Purchaser and the transfer of the Company DSUs, Company RSUs and Company SARs to the Company, as applicable, plus (solely in the case of Consideration to Company Shareholders) sufficient funds to satisfy any aggregate cash payment in lieu of fractional Parent Shares, which cash and Parent Shares shall be held by the Depositary, following the time specified herein for the completion of the steps described in Section 3.1(d) and Section 3.1(f), as agent and nominee for such former Holders for distribution to such former Holders in accordance with the provisions of this Article 4.
(b)Upon surrender by a Company Shareholder to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Shares, together with a duly completed and executed Letter of Transmittal and any other documents reasonably requested by Parent, Purchaser and the Depositary (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement, it being understood that any reference herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares), the registered Holder of such surrendered certificate(s) of Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder, as soon as practicable after the Effective Time, the Consideration that such Company Shareholder has the right to receive pursuant to Section 3.1(f), less any amounts withheld pursuant to Section 4.5, and any certificate of Shares so surrendered shall forthwith be cancelled.
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(c)Subject to Section 3.3, each registered Holder of Company DSUs, Company RSUs and/or Company SARs, as applicable, shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Holder, as soon as practicable after the Effective Time, the Parent Shares that such Holder has the right to receive pursuant to Section 3.1(d), less any amounts withheld pursuant to Section 4.5.
(d)Promptly after the Effective Time (but in any event, no later than the first (1st) Business Day following the Effective Date), Purchaser shall cause the Company to deliver to each former Holder of Company DSUs, Company RSUs and Company SARs the Cash Portion of Consideration or the cash portion of the Company SAR Consideration, as applicable (as well as any cash payable to Holders of Company SARs in lieu of fractional Parent Shares in accordance with Section 3.3), net of applicable withholdings in respect of the Consideration or Company SAR Consideration, as applicable, pursuant to Section 4.5, that such Holder is entitled to receive under this Plan of Arrangement, either (i) pursuant to the normal practices and procedures of the Company, or (ii) in the event that payment pursuant to the normal practices and procedures of the Company is not practicable for any such holder, by cheque (delivered to the address of such Holder of Company DSUs, Company RSUs and Company SARs, as reflected on the register maintained by or on behalf of the Company in respect of the Company DSUs, Company RSUs and Company SARs) or such other means as the Company may elect.
(e)Until surrendered for cancelation as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented one or more Shares (other than Shares held by Parent or any Subsidiary of Parent (including Purchaser)) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Consideration that the holder of such certificate is entitled to receive in the manner contemplated by this Section 4.1, less any amounts withheld pursuant to Section 4.5.
(f)In the event of the surrender of a certificate of Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such certificate, the Consideration to which the registered Holder is entitled pursuant to Section 3.1 shall be paid to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of Purchaser that (i) any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered Holder have been paid or (ii) no such Taxes are payable.
(g)Any portion of the amount deposited with the Depositary (including any interest and other income resulting from any investment of the Depositary with respect to such amount) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article 4 following one year after the Effective Time shall be delivered to Purchaser, and any Holder who has not previously complied with this Article 4 shall thereafter look only to Purchaser and Parent for, and, subject to Section 4.4, Purchaser and Parent shall remain liable for, payment of such Holder’s claim for payment under this Section 4.1.
4.2    Distribution with respect to Unsurrendered Certificates
(a)No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be delivered to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1.
(b)No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Shares that were transferred pursuant to Section 3.1 unless and until the holder of such certificate shall have complied with the provisions of Section 4.1 or Section 4.3. Subject to applicable Law and to Section 4.5, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest and subject to applicable withholdings, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Parent Shares.
4.3    Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 3.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration that such Holder has the right to receive in accordance with Section 3.1, deliverable in accordance with such Holder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Purchaser, the Company and the Depositary (each acting reasonably) or otherwise indemnify Purchaser, the Company and their respective Affiliates in a manner satisfactory to Purchaser (acting reasonably) against any claim that may be made against Purchaser, the Company or their respective Affiliates with respect to the certificate alleged to have been lost, stolen or destroyed.
4.4    Extinction of Rights
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Any certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1, and not duly surrendered, with all other instruments required by Section 4.1, on or prior to the sixth (6th) anniversary of the Effective Date shall cease to represent a claim or interest of any former Company Shareholder of any kind or nature against Parent, Purchaser, the Company or any of their respective Affiliates. On such date, all Consideration to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent or Purchaser, as applicable, by the Depositary and the Parent Shares forming part of the Consideration shall be deemed to be cancelled.
4.5    Withholding Rights
(a)Notwithstanding anything to the contrary contained herein, each of Parent, Purchaser, the Company, the Depositary and/or any other Person that has any withholding obligation with respect to any amount paid or deemed paid hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct Parent, Purchaser, the Company, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person hereunder (an “Affected Person”) such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the ITA, the Code or any provision of any other Tax Law (a “Withholding Obligation”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid, and such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Authority as required by applicable Law.
(b)Unless otherwise agreed to by Purchaser and the Company prior to the Effective Date, in the event that the amount of any Withholding Obligation with respect to a particular payment exceeds the cash portion of such payment, Parent, Purchaser, the Company, the Depositary and any Other Withholding Agent shall also have the right to:
(i)withhold and sell, or direct Parent, Purchaser, the Company, the Depositary or any Other Withholding Agent to deduct and withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or
(ii)require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to Parent, Purchaser, the Company, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Parent Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Parent Shares shall be effected on a public market and as soon as practicable following the Effective Date. Each of Parent, Purchaser, the Company, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of Parent, Purchaser, the Company, the Depositary, the Broker or any Other Withholding Agent will be liable for any loss arising out of any sale of such Parent Shares, including any loss relating to the manner or timing of such sales, the prices at which the Parent Shares are sold or otherwise.
4.6    No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any and all liens, charges, claims, encumbrances or other claims of third parties of any kind.
4.7    Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of the Company issued and outstanding prior to the Effective Time, including Shares, Company Options, Company DSUs, Company PSUs, Company RSUs and Company SARs; (b) the rights and obligations of the holders (registered or beneficial) of such securities, Parent, Purchaser, the Company and their respective Affiliates, the Depositary and any transfer agent or other depositary therefor in relation to this Plan of Arrangement shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company are deemed to have been settled, compromised, released and determined without liability except as set forth herein.
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ARTICLE 5
RIGHTS OF DISSENT
5.1    Rights of Dissent
Registered Holders of Shares as of the record date for the Company Meeting may exercise rights of dissent with respect to such Shares (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA as modified by the Interim Order and this Article 5; provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by the Company c/o McCarthy Tétrault LLP, 66 Wellington St W, Suite 5300, Toronto, ON M5K 1E6, Attention: Geoff Hall, not later than 5:00 p.m. (Toronto Time) on the second (2nd) Business Day preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Holders of Shares who duly exercise Dissent Rights and who:
(a)are ultimately determined to be entitled to be paid by Purchaser fair value for their Shares shall: (i) be deemed to have transferred such Shares (free and clear of all liens, charges, claims and encumbrances) to Purchaser in accordance with, and as of the time stipulated in, Section 3.1(e); (ii) in respect of such Shares, be deemed to not have participated in the transactions in Article 3 (other than Section 3.1(e)); (iii) be entitled to be paid, subject to Section 4.5, the fair value of such Shares by Purchaser, which fair value, notwithstanding anything to the contrary contained in the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Company Meeting; and (iv) not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Arrangement had such Holders not exercised their Dissent Rights in respect of such Shares; or
(b)are ultimately determined not to be entitled, for any reason, to be paid by Purchaser fair value for their Shares, shall be deemed to have participated in the Arrangement in respect of such Shares on the same basis and at the same time as a non-Dissenting Shareholder (and shall be entitled to receive the Consideration from Purchaser in the same manner as such non-Dissenting Shareholders).
5.2    Recognition of Dissenting Shareholders
(a)In no case shall the Company, Purchaser, Parent, the Depositary or any other Person be required to recognize such Dissenting Shareholders as registered or beneficial Holders of Shares in respect of which Dissent Rights are sought to be exercised after the time stipulated in Section 3.1(e), and the name of such Dissenting Shareholders shall be deleted from the register of Holders of Shares at the time stipulated in Section 3.1(e) and Purchaser shall be the holder of 100% of the Shares immediately following the completion of the transactions contemplated by Section 3.1.
(b)In no circumstances shall Purchaser, Parent, the Company, the Depositary or any other Person be required to recognize a Person exercising Dissent Rights:
(i)unless, as of the deadline for exercising Dissent Rights (as set forth in Section 5.1), such Person is the registered holder of those Shares in respect of which such Dissent Rights are sought to be exercised;
(ii)if such Person has voted or instructed a proxy holder to vote such Shares in favor of the Arrangement Resolution; or
(iii)unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time.
(c)In addition to any other restrictions in the Interim Order or the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options, (ii) holders of Company DSUs, (iii) holders of Company PSUs, (iv) holders of Company RSUs, or (v) holders of Company SARs (in each case, in their capacity as holders of Company Options, Company DSUs, Company PSUs, Company RSUs or Company SARs, as applicable).
ARTICLE 6
AMENDMENTS
6.1    Amendments
(a)The Company, Purchaser and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) approved by the Company, Purchaser and Parent (subject to the Arrangement Agreement), in each case acting reasonably, (iii) if made following the Company Meeting, approved by the Court and (iv) communicated to Company Shareholders if and as required by the Court.
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(b)Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company, Purchaser or Parent at any time prior to or at the Company Meeting (provided that, in the case of any proposed amendment, modification and/or supplement proposed by Purchaser or Parent, the Company (subject to the Arrangement Agreement) shall have consented thereto and, in the case of any proposed amendment, modification and/or supplement proposed by the Company, Purchaser and Parent (subject to the Arrangement Agreement) shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Company Meeting, shall become part of this Plan of Arrangement for all purposes.
(c)Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company, Purchaser and Parent (in each case, acting reasonably) and (ii) to the extent such consent is required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.
(d)Any amendment, modification or supplement to this Plan of Arrangement may be made following the Company Meeting without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that (i) it concerns a matter which, in the reasonable opinion of the Company, Purchaser and Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any holder of Shares, Company Options, Company DSUs, Company PSUs, Company RSUs, or Company SARs or (ii) is an amendment contemplated in Section 6.1(e).
(e)Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Holder.
ARTICLE 7
SUPPORT AND FURTHER ASSURANCES
7.1    Assurances
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.
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